UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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General Mills, Inc.

(Name of Registrant as Specified in Its Charter)

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NOTICE OF
2007 ANNUAL MEETING
OF STOCKHOLDERS
AND PROXY STATEMENT

Meeting Date:

Monday, September 24, 2007
at 11:00 a.m. (Central Daylight Time)

Meeting Place:

Children’s Theatre Company
2400 Third Avenue South
Minneapolis, Minnesota

P.O. Box 1113 Minneapolis, MN 55440
Stephen W. Sanger Chairman of the Board and Chief Executive Officer

August 14, 2007

Dear Stockholder:

It is my pleasure to invite you to General Mills’ 2007 Annual Meeting of Stockholders. We will hold the meeting in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota, on Monday, September 24, 2007, at 11:00 a.m. Central Daylight Time. During the meeting, we will discuss each item of business described in this Notice of Annual Meeting of Stockholders and Proxy Statement, and give a current report on our business operations. There also will be time for questions. We expect the meeting to adjourn at about 12:15 p.m.

We hope you will be able to attend the meeting. If you need special assistance at the meeting because of a disability, please contact the Corporate Secretary at the address above. Whether or not you expect to attend, please vote your proxy so your shares will be represented at the meeting. You may vote by telephone if you reside in the United States or Canada, via the Internet (see the instructions on the proxy card) or by signing and mailing the proxy card in the enclosed envelope.

Sincerely,

P.O. Box 1113 Minneapolis, MN 55440
Siri S. Marshall Secretary

NOTICE OF
2007 ANNUAL MEETING OF STOCKHOLDERS
SEPTEMBER 24, 2007

August 14, 2007

Dear Stockholder:

The Annual Meeting of Stockholders of General Mills, Inc. will be held on Monday, September 24, 2007, at 11:00 a.m., Central Daylight Time, in the auditorium of the Children’s Theatre Company, 2400 Third Avenue South, Minneapolis, Minnesota. The purpose of the meeting is to:

1.	Elect 13 directors;
2.	Ratify the appointment of KPMG LLP as General Mills’ independent registered public accounting firm for fiscal year 2008;
3.	Adopt the 2007 Stock Compensation Plan; and
4.	Transact such other business as may properly come before the meeting.

The record date for the Annual Meeting is July 26, 2007. If you held General Mills stock at the close of business on that date, you are entitled to vote at the Annual Meeting.

At the meeting, we also will report on our fiscal 2007 business results and other matters of interest to stockholders.

Sincerely,

i

GENERAL MILLS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
MONDAY, SEPTEMBER 24, 2007

The Board of Directors of General Mills, Inc. (“General Mills,” “we,” “our,” “us” or the “Company”) is soliciting proxies for use at the 2007 Annual Meeting of Stockholders to be held on September 24, 2007. This proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. We first mailed the Proxy Statement and proxy card to stockholders on or about August 14, 2007.

CORPORATE GOVERNANCE

General Mills has a long-standing commitment to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management can pursue the strategic objectives of General Mills and ensure its long-term vitality for the benefit of stockholders. Our corporate governance principles and practices (described below) have evolved over many years. The Corporate Governance Committee reviews them annually, and changes are recommended to the Board for approval as appropriate. The unchanging, fundamental premise of these principles, however, is the independent nature of the Board and its overarching responsibility to our stockholders. Our governance principles are published on our website at www.generalmills.com in the “Investors” section and are available in print to any stockholder who requests a copy from our Corporate Secretary.

Board Independence and Composition

•	Stockholders elect directors annually.
•	The Board believes that meaningful stockholder participation is critical to the election of directors. Beginning at this year’s Annual Meeting, our directors will be elected by a majority of votes cast. If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, and the Board will disclose its decision and the rationale behind it within 90 days from the certification of the election results. When there are more director nominees than the number of directors to be elected, the directors will be elected by a plurality of the votes cast.
•	Overall Board composition guidelines require expertise in fields relevant to the business of the Company; a breadth of experience from a variety of industries and from professional disciplines such as finance, academia, law and government; a diversity of gender, ethnicity, age and geographic location; and a range of tenures on the Board to ensure both continuity and fresh perspective. Final approval of director nominees is determined by the full Board, based on the recommendation of the Corporate Governance Committee.
•	Well-defined selection criteria for individual directors require independence, integrity, experience and sound judgment in areas relevant to our businesses, a proven record of accomplishment, willingness to speak one’s mind and commit sufficient time to the Board, appreciation for the long-term interests of stockholders and the ability to challenge and stimulate management and to work well with fellow directors. The Corporate Governance Committee uses a variety of sources, including executive search firms and stockholder recommendations, to identify director candidates. The Committee retains any search firms and approves payment of their fees.
•	Board members are expected to devote sufficient time and attention to carrying out their director duties and responsibilities and ensure that their other responsibilities, including service on other boards, do not materially interfere with their responsibilities as directors of the Company.

•	The Board believes that a substantial majority of its members should be independent, non-employee directors. The Board has adopted criteria for independence based on those established by the New York Stock Exchange.
•	Director affiliations and transactions are regularly reviewed to ensure there are no conflicts or relationships that might impair a director’s independence from the Company, senior management and our independent registered public accounting firm.
•	All Board committees are composed entirely of independent, non-employee directors. Committee and committee chair assignments are reviewed annually by the Corporate Governance Committee, which recommends committee rosters to the full Board. Assignments are rotated to ensure that each committee has an appropriate mix of tenure and experience.
•	The Board has established the following guidelines consistent with the current listing standards of the New York Stock Exchange for determining director independence:
•	A director will not be considered independent if, within the preceding three years:
—	the director was an employee of General Mills, or an immediate family member of the director was an executive officer of General Mills;
—	the director or an immediate family member of the director has received during any 12-month period more than $100,000 in direct compensation from us (other than director fees and pension or other deferred compensation for prior service to us);
—	an executive officer of General Mills was on the compensation committee of a company which, at the same time, employed the director or an immediate family member of the director as an executive officer; or
—	the director was an executive officer or employee of, or an immediate family member of the director was an executive officer of, another company that does business with us and the annual revenue derived from that business by either company accounts for at least (i) $1,000,000 or (ii) 2%, whichever is greater, of the annual gross revenues of such company.
•	A director will not be considered independent if:
—	the director or an immediate family member of the director is a current partner of our independent registered public accounting firm;
—	the director is a current employee of our independent registered public accounting firm;
—	an immediate family member of the director is a current employee of our independent registered public accounting firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or
—	the director or an immediate family member of the director was, within the preceding three years, a partner or employee of our independent registered public accounting firm and personally worked on our audit within that time.
•	The following commercial or charitable relationships are immaterial and will not, by themselves, impair a director’s independence:
—	a director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the company he or she serves as an executive officer;

—	a director serves as an officer, director or trustee of a charitable organization and our charitable contributions to such organization are less than the greater of (i) $100,000 or (ii) 2% of the organization’s total annual charitable receipts; and
—	a director is an executive officer of another company that does business with us and the annual revenue derived from that business by either company accounts for less than (i) $1,000,000 or (ii) 2%, whichever is greater, of the annual revenues of such company.
•	For relationships not covered by these guidelines, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. We will explain in our proxy statement the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific criteria for immaterial relationships identified above.
•	Audit Committee members may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from us (other than director fees and pension or other deferred compensation for prior service to us).
•	The Board has reviewed all transactions or relationships between each of our non-employee directors and the Company, including transactions with immediate family members and affiliated entities. Each of those transactions was significantly below the thresholds set forth in the categories of immaterial relationships described in our guidelines. Based on this review, the Board has affirmatively determined that the following non-employee directors are independent under our guidelines and as defined by New York Stock Exchange listing standards: Paul Danos, William T. Esrey, Raymond V. Gilmartin, Judith Richards Hope, Heidi G. Miller, Hilda Ochoa-Brillembourg, Steve Odland, Michael D. Rose, Robert L. Ryan, A. Michael Spence and Dorothy A. Terrell. The Board has also determined that all Board committees are composed entirely of independent, non-employee directors.

Certain Relationships and Related Transactions

•	Our Board of Directors has adopted a written policy for reviewing and approving transactions between the Company and its related persons, including directors, director nominees, executive officers, 5% stockholders and their immediate family members or affiliates. The policy applies to:
—	all financial transactions, arrangements or relationships involving over $100,000;
—	in which the Company, or one of its affiliates, is a participant; and
—	in which a related person could have a direct or indirect interest.
•	The policy does not apply to certain compensation payments which have been approved by the Compensation Committee or disclosed in the Proxy Statement; transactions that are available to all other stockholders or employees on the same terms; or transactions with an entity where the related person’s interest is only as a director or a less than 10% owner.
•	The Board has delegated to our Corporate Governance Committee the authority to review potential or existing transactions. The Corporate Governance Committee will only approve or ratify those transactions that are determined to be consistent with the best interests of the Company and its stockholders, and that comply with applicable policies, codes of conduct and legal restrictions.
•	The Corporate Governance Committee has reviewed and ratified a limited number of commercial transactions undertaken since the beginning of fiscal 2007 with businesses where our directors serve as executive officers, including transactions for the provision of educational and investment banking services. The Corporate Governance Committee has also reviewed charitable contributions to organizations where our officers and directors serve as trustees or officers. These transactions were conducted in the ordinary course of our business and do not require disclosure under SEC rules. For our directors, the Board has determined that these transactions do not impair their independence.
•	The Corporate Governance Committee also reviewed and ratified the following transaction: Hilda Ochoa-Brillembourg, a General Mills director, is a director and minority owner of Emerging Markets Investment Corporation (“EMI”), and as a result, has an indirect interest in its affiliate Emerging Market Managers LLC (“EMM”). Approximately $136.3 million of General Mills retirement plan assets are invested in the Emerging Markets Investors Fund, and EMM received management fees of approximately $1.02 million attributable to these investments during fiscal 2007. Based on her ownership interest, Ms. Ochoa-Brillembourg had a financial interest of approximately $112,000 in the management fees. In determining that these relationships are consistent with the best interests of the Company and its stockholders, the Board considered the following factors:
—	Ms. Ochoa-Brillembourg is not an employee or officer of EMI or EMM and is not otherwise involved in the day-to-day operation of either firm.
—	Our relationship with EMI and EMM predates Ms. Ochoa-Brillembourg’s election to our Board of Directors.
—	She was not involved in establishing the relationship.
—	She has never had any direct involvement in providing services to our benefit plans.
—	The compensation paid to EMM was determined through arms-length negotiations and is customary in amount.
—	The Board has determined that her financial interest in the transaction would not impact her willingness or ability to act independently from management.

Director Retirement Policy

•	To ensure an appropriate balance between new perspectives and experienced directors:
—	Non-employee directors must retire at age 70, or within five years of normal retirement from their principal organization, whichever occurs first.
—	Non-employee directors are expected to offer their resignation whenever their principal employment or affiliation changes after joining the Board, and the Corporate Governance Committee then decides whether the director should continue to serve.
—	Company officers who are directors are expected to resign from the Board when they cease to be employed by us.

Board Performance and Operations

•	Board meetings and background materials sent to directors in advance of meetings focus on our key strategic, leadership and performance issues.
—	Each year, the Board has formal reviews and discussions of our annual and longer-term strategic business plans and management development and succession plans, including an assessment of senior executives and their potential as successor to the Chief Executive Officer. The Board has adopted procedures to elect a Chief Executive Officer successor in the event of the Chief Executive Officer’s sudden departure.

—	Focused discussions of individual businesses and key issues are held throughout the year, and extended off-site sessions are held periodically for in-depth reviews of key strategic matters. The Board also regularly reviews our performance compared to our competitive peer companies.
—	The Board and its committees may engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues. Directors also have full access to officers and employees.
—	Committee responsibilities are detailed in their charters, and reports of committee meetings are given to the full Board, which acts on their recommendations, as appropriate.
•	Annually, a master Board agenda is prepared covering recurring items and for planning purposes. The agenda and topics for Board and committee meetings are developed through discussions between management and Board members. Information and data that are important to the issues to be considered are distributed in advance of each meeting.
•	Non-employee directors have the opportunity to meet in executive session without management directors present at each Board meeting. The Chair of the Corporate Governance Committee acts as presiding director at executive sessions.
•	The Corporate Governance Committee has responsibility for corporate governance and Board organization and procedures. The Corporate Governance Committee actively monitors and discusses evolving corporate governance trends. It reviews our corporate governance practices in light of those trends and implements those practices that it determines are in the best interests of the Company and consistent with our long-standing commitment to good corporate governance practices.
•	A formal Board evaluation covering Board operations and performance, with a written evaluation from each Board member, is conducted annually to enhance Board effectiveness. Recommended changes are considered by the full Board. In addition, each Board committee conducts an annual self-evaluation.
•	New directors participate in an orientation program that includes discussions with senior management, background materials on our strategic plan, organization and financial statements and visits to our facilities. We encourage each director to participate in continuing educational programs that are important to maintaining a director’s level of expertise to perform his or her responsibilities as a Board member, and we reimburse directors for the cost of attending these programs.
•	The Board expects all directors, officers and employees to act with the highest standards of integrity and adhere to our policies and applicable code of conduct. Directors also are required to follow our Director Code of Conduct. The Corporate Governance Committee of the Board annually reviews and oversees compliance with the Director Code of Conduct, which is available on our website at www.generalmills.com in the “Investors” section and in print to any stockholder who requests a copy from our Corporate Secretary.
•	The Board regularly reviews a report of recent executive officer transactions in General Mills securities.

Board Committees and Their Functions

Audit Committee

Members:	Five independent, non-employee directors:
Judith Richards Hope (Chair), Paul Danos, William T. Esrey, Robert L. Ryan, Dorothy A. Terrell
Each member also meets the independence standards for audit committee membership under the rules of the Securities and Exchange Commission (“SEC”).
Number of meetings in fiscal year 2007: Eight
Functions:	•	Oversees integrity, adequacy and effectiveness of internal controls, audits, compliance program, including the Employee Code of Conduct, and the financial reporting process;
	•	Assesses and ensures the independence, qualifications and performance of our independent registered public accounting firm, selects the independent registered public accounting firm for the annual audit and approves the independent registered public accounting firm’s services and fees;
	•	Meets with the independent registered public accounting firm, without management present, to consult with it and review the scope of its audit;
	•	Reviews our annual risk assessment process and policy compliance;
	•	Reviews and approves our annual audited financial statements before issuance, subject to the Board of Directors’ approval; and
	•	Reviews the performance of the internal audit function.
Charter:	A copy of the Audit Committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:		The Audit Committee conducted an evaluation of its performance in 2007.
Financial Experts:		The Board of Directors has unanimously determined that (i) all Audit Committee members are financially literate under the New York Stock Exchange listing standards and (ii) that Dean Danos, Mr. Esrey and Mr. Ryan qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise as required by the New York Stock Exchange listing standards.

Compensation Committee

Members:	Four independent, non-employee directors: Michael D. Rose (Chair), Raymond V. Gilmartin, Heidi G. Miller, A. Michael Spence
Number of meetings in fiscal year 2007: Three
Functions:	•	Reviews compensation policies to ensure they provide appropriate motivation for corporate performance and increased stockholder value; determines compensation policy for executives;
	•	Conducts performance reviews of the Chief Executive Officer;
	•	Approves the compensation and equity awards for the Chief Executive Officer and other senior executives;
	•	Recommends the compensation and equity awards for the non-employee directors; and
	•	Reviews and discusses with management the Compensation Discussion and Analysis and recommends its inclusion in the Proxy Statement.
Charter:	A copy of the Compensation Committee charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:		The Compensation Committee conducted an evaluation of its performance in 2007.

Corporate Governance Committee

Members:	Four independent, non-employee directors: Raymond V. Gilmartin (Chair), Steve Odland, Michael D. Rose, A. Michael Spence
Number of meetings in fiscal year 2007: Four
Functions:	•	Recommends candidates for election to the Board;
	•	Develops policy on composition, participation and size of the Board as well as tenure and retirement of directors;
	•	Monitors and recommends changes in the organization and procedures of the Board, including committee appointments and corporate governance policies;
	•	Oversees the Board self-evaluation process; and
	•	Reviews and approves transactions between General Mills and our directors, director nominees, executive officers, 5% stockholders and their immediate family members or affiliates.
Charter:	A copy of the Corporate Governance Committee Charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:		The Corporate Governance Committee conducted an evaluation of its performance in 2007.

Finance Committee

Members:	Five independent, non-employee directors: William T. Esrey (Chair), Heidi G. Miller, Hilda Ochoa-Brillembourg, Steve Odland, Robert L. Ryan
Number of meetings in fiscal year 2007: Five
Functions:	•	Reviews financial policies and performance objectives, including dividend policy;
	•	Reviews changes in our capital structure, including debt issuances, common stock sales, repurchases and stock splits; and
	•	Reviews the annual business plan and related financing implications.
Charter:	A copy of the Finance Committee Charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:		The Finance Committee conducted an evaluation of its performance in 2007.

Public Responsibility Committee

Members:	Four independent, non-employee directors: Dorothy A. Terrell (Chair), Paul Danos, Judith Richards Hope, Hilda Ochoa-Brillembourg
Number of meetings in fiscal year 2007: Two
Functions:	•	Reviews public policy and social trends affecting General Mills;
	•	Monitors our corporate citizenship activities;
	•	Evaluates our policies to ensure they meet ethical obligations to employees, consumers and society; and
	•	Reviews our policies governing political contributions and our record of contributions.
Charter:	A copy of the Public Responsibility Committee Charter may be found on our website at www.generalmills.com in the “Investors” section under “Corporate Governance” and is available in print to any stockholder who requests it from our Corporate Secretary.
Self-evaluation:		The Public Responsibility Committee conducted an evaluation of its performance in 2007.

Executive Committee

The Board has discretion to appoint an Executive Committee to take actions on behalf of the full Board, except where prohibited by Delaware law, and to meet between regular Board meetings when necessary for the Company’s efficient operation. The Board did not appoint an Executive Committee for fiscal 2008.

Directors are expected to attend all Board and committee meetings, as well as the annual meetings of stockholders, absent exigent circumstances. Twelve of our 13 directors in office at the time attended the 2006 Annual Meeting of Stockholders. During fiscal 2007, the Board of Directors met six times and various committees of the Board met a total of 22 times. Director attendance at all Board and committee meetings averaged 89%. All directors attended at least 75% of the aggregate total meetings of the Board and Board committees on which the directors served during fiscal 2007, except for Ms. Miller and Dr. Spence, who due to international business travel, were unable to attend meetings on one and two dates, respectively.

Determining Executive Compensation

At the beginning of each fiscal year, the Compensation Committee reviews and approves compensation for executive officers, including any merit increases to base salary, annual incentive awards for the prior fiscal year’s performance, long-term incentive equity awards and performance targets for the next fiscal year. The Compensation Committee members base these determinations on their review of competitive market data from our compensation and performance peer groups and the recommendations of the Chief Executive Officer and our human resources department. For more information on our compensation and performance peer groups, see the Compensation Discussion and Analysis. Watson Wyatt & Company, the Compensation Committee’s outside compensation consultant (“Watson Wyatt”), has conducted a detailed review of our compensation and performance peer groups and internal equity comparisons to support the Compensation Committee’s review process, including benchmarking on pay philosophies, compensation elements separately and in total, and incentive mix.

Chief Executive Officer compensation is reviewed and approved in a separate meeting between the Compensation Committee and Watson Wyatt without management present. The Chair of the Compensation Committee subsequently leads an executive session of non-employee directors through a review of the Chief Executive Officer’s annual accomplishments, compensation and performance objectives for the next fiscal year. In advance of the executive session, the Board conducts a formal evaluation of the Chief Executive Officer that includes input from all Board members. Following the executive session, the Chair of the Compensation Committee communicates the results of the evaluation to the Chief Executive Officer.

The Compensation Committee periodically considers issues of compensation philosophy and design in consultation with Watson Wyatt. In fiscal 2007, Watson Wyatt advised the Compensation Committee during its review of the proposed 2007 Stock Compensation Plan and the Separation Pay and Benefits Program for Officers.

In order to encourage independent review and discussion of executive compensation matters, the Compensation Committee and the Committee Chair may request meetings with Watson Wyatt in executive session without management present. A representative of Watson Wyatt attends Compensation Committee meetings from time to time to serve as a resource for our Compensation Committee on executive compensation matters.

The Compensation Committee has sole authority to retain or replace Watson Wyatt in its role as consultant on executive compensation matters. A separate division within Watson Wyatt provides pension and benefits enrollment services to the Company.

The Board of Directors encourages the development of practices that support Board and management accountability and clear, meaningful communication with our stockholders. The Board is also committed to responsible compensation practices that ensure pay is closely linked to Company performance and that serve the best interests of our stockholders. The Board has followed closely the recent interest in a stockholder advisory vote on executive compensation and continues to evaluate it in the context of other corporate governance developments. The importance of this issue has caused us to consider ways to improve communications with our investors, and the Board and our management remain committed to engaging in a meaningful, substantive dialogue with stockholders about this issue and other issues of concern to them.

Director Nominations

The Corporate Governance Committee is responsible for recommending candidates for election to our Board of Directors. The Corporate Governance Committee considers the Board’s overall composition when it selects candidates. As a group, the Board should reflect the diverse interests of our stockholders, and should bring expertise in fields relevant to our businesses and a breadth of experience from a variety of industries and professional disciplines, as well as diversity of gender, ethnicity, age and geographic location.

The Corporate Governance Committee expects a high level of commitment from Board members and evaluates each candidate’s leadership and industry experience, skills, expertise and character traits, including the candidate’s ability to devote sufficient time to Board and committee meetings in light of other board service.

The Corporate Governance Committee reviews whether a potential candidate meets Board and/or committee membership requirements imposed by law, regulation or stock exchange rules, determines whether a potential candidate is independent according to standards for evaluating director independence and evaluates the potential for any conflict of interest between the director and General Mills.

Director candidates recommended to the Corporate Governance Committee are subject to full Board approval and election by stockholders at an annual meeting of stockholders. From time to time, the Corporate Governance Committee retains a recruitment firm to assist in identifying, evaluating and recruiting director candidates, based on specified criteria, and pays the firm a fee for these services. Suggestions also are received from Board members and stockholders.

All 13 of the directors recommended for election at our 2007 Annual Meeting were elected as directors at our 2006 Annual Meeting.

Stockholders who wish to suggest a candidate for our Board of Directors may submit a written nomination to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, along with the stockholder’s name, address and the number of General Mills shares beneficially owned; the name of the individual being nominated and number of General Mills shares beneficially owned by the candidate; the candidate’s biographical information describing experience and qualifications; a description of all agreements, arrangements or understandings between the stockholder and individual being nominated; and the candidate’s consent to serve as a director, if elected. The Corporate Governance Committee may request that the stockholder provide certain additional information required to be disclosed in our proxy statement. For a candidate to be considered for the slate recommended in our proxy statement for the 2008 Annual Meeting, stockholders should submit the required information to the Corporate Secretary by April 16, 2008.

The Corporate Committee will consider and evaluate stockholder-recommended candidates by applying the same criteria used to evaluate director-recommended candidates. If the Corporate Governance Committee decides the candidate is suitable for Board membership, the Corporate Governance Committee will make a recommendation to the Board of Directors for its approval to include the candidate in the slate of directors nominated for election by stockholders in the Proxy Statement. During fiscal 2007, we received no director nominations from our stockholders.

Under our By-laws, stockholders may also nominate a candidate for election at an annual meeting of stockholders. Our annual meeting is typically held on the fourth Monday in September. Stockholders who intend to present a nomination at our 2008 Annual Meeting are required to notify the Corporate Secretary in writing and provide the information described above no earlier than May 27, 2008 and no later than June 26, 2008. Director nominees submitted through this process will be eligible for election at the annual meeting, but will not be included in proxy materials sent to stockholders prior to the meeting.

Communications with the Board

Interested parties may directly contact any of our directors, any committee of the Board, the Board’s non-employee directors as a group or the Board generally, by writing to them at General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440 or via e-mail at boardofdirectors@genmills.com. The Board of Directors has instructed the Corporate Secretary to distribute communications to a director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the Board. The Board has requested that the Corporate Secretary not forward the following types of communications: general surveys and mailings to solicit business or advertise products, job applications or resumes, product inquiries or complaints, new product suggestions or any material that is threatening, illegal or does not relate to the responsibilities of the Board.

Codes of Conduct and Reporting of Ethical Concerns to the Audit Committee of the Board

We have adopted a Code of Conduct applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer, and a Code of Conduct applicable to our directors. Copies of the Codes of Conduct are available on our website at www.generalmills.com and in print to any stockholder who requests a copy from our Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders, vendors and others to communicate concerns about our ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Matters may be reported as follows:

•	If you are an employee of General Mills, contact your manager or human resources representative;
•	Call the Ethics Advice Line at 800-210-2878* – on an identified or anonymous basis; or
•	File a report online at https://secure.ethicspoint.com/domain/en/report_custom.asp?clientid=14580.

*  Callers outside the United States, Canada and Puerto Rico should refer to our Employee Code of Conduct at www.generalmills.com for dialing instructions.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Thirteen current directors are recommended for election to the Board of Directors. Detailed information about each director nominee is provided below. Directors are elected for a one-year term and serve until the next annual meeting where their successors are elected, or, if earlier, until their retirement, resignation or removal. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, the proxies will vote your shares for that other person unless you instruct us otherwise on your proxy card.

Paul Danos	Director since 2004
Paul Danos, age 65, has been Dean and Laurence F. Whittemore Professor of Business Administration at Tuck School of Business at Dartmouth College since 1995. Dean Danos has held academic positions at the University of Michigan from 1974 to 1995, the University of Texas from 1971 to 1974 and the University of New Orleans from 1970 to 1971. He is a director of B.J.&#65533;s Wholesale Club, Inc.

William T. Esrey	Director since 1989
William T. Esrey, age 67, is Chairman Emeritus of Sprint Corporation, a telecommunications company. Mr. Esrey served as Chairman of the Board for Sprint from 1990 to May 2003 and Chief Executive Officer from 1985 to March 2003. He is a director of Spectra Energy Corp.

Raymond V. Gilmartin	Director since 1997
Raymond V. Gilmartin, age 66, has been a Professor of Management Practice at the Harvard Business School since July 2006. He is the former Chairman, President and Chief Executive Officer of Merck & Company, Inc., a pharmaceutical company, and served in that capacity from November 1994 to May 2005. He served as Special Advisor to the Executive Committee of the Board of Merck from May 2005 until April 2006. He previously served as Chairman, President and Chief Executive Officer of Becton Dickinson and Company. Mr. Gilmartin is a director of Microsoft Corporation.

Judith Richards Hope	Director since 1989
Judith Richards Hope, age 66, has been Distinguished Visitor from Practice since March 2005 and was an Adjunct Professor from January 2002 to March 2003 at Georgetown University Law Center. Ms. Hope was a partner at the law firm of Paul, Hastings, Janofsky & Walker from 1981 until December 2003 and a part-time Senior Advisor to the Paul, Hastings firm from January 2004 to January 2005. Ms. Hope is a director of Union Pacific Corporation, Altius Holdings, Ltd. and Russell Reynolds Associates.

Heidi G. Miller	Director since 1999
Heidi G. Miller, age 54, has served as Executive Vice President, ceo, Treasury & Security Services, of J.P. Morgan Chase & Co. since the merger of Bank One Corporation and J.P. Morgan Chase & Co. on July 1, 2004. From March 2002 to July 1, 2004, Ms. Miller served as Executive Vice President and Chief Financial Officer of Bank One Corporation. Ms. Miller served as a director of Bank One from October 2000 to March 2002 until she was elected an executive officer. From January 2001 to April 2002, Ms. Miller was Vice Chairman of Marsh, Inc., a risk and insurance services firm. From March 2000 to November 2000, she was Senior Vice President and Chief Financial Officer of priceline.com Incorporated. Prior to March 2000, Ms. Miller was Executive Vice President and Chief Financial Officer of Citigroup Inc., which was formed through the merger of Citibank and Travelers Group. She joined Travelers Group in 1992 as Vice President of Planning and Analysis and Assistant to the President and was promoted to Executive Vice President and Chief Financial Officer in 1995.

Hilda Ochoa-Brillembourg	Director since 2002
Hilda Ochoa-Brillembourg, age 63, is the founder and has been since 1987 the President and Chief Executive Officer of Strategic Investment Group, an investment advisory firm, and Director of Emerging Markets Investment Corporation. From 1976 to 1987, she served in various capacities within the Pension Investment Division of the World Bank, including from 1981 to 1987, as its Chief Investment Officer. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, a lecturer at the Universidad Catolica Andres Bello in Venezuela and as treasurer of the C.A. Luz Electricia de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a director of the World Bank/International Monetary Fund Credit Union, McGraw-Hill Companies and the Harvard Management Company, Inc.

Steve Odland	Director since 2004
Steve Odland, age 48, has been Chairman and Chief Executive Officer of Office Depot, Inc., an office merchandise retailer, since March 2005. From January 2001 to March 2005, he was Chairman and Chief Executive Officer of AutoZone, Inc., an auto parts retailer. Mr. Odland was an executive with Ahold USA from 1998 to 2000 and was President of the Foodservice Division of Sara Lee Bakery from 1997 to 1998. He was employed by The Quaker Oats Company from 1981 to 1996 in various positions.

Kendall J. Powell	Director since 2006
Kendall J. Powell, age 53, has been President and Chief Operating Officer of General Mills since June 2006. Mr. Powell joined General Mills in 1979 and held various positions before becoming a Vice President in 1990. He was appointed President of Yoplait in 1996, named President of the Big G division in 1997 and appointed a Senior Vice President in 1998. From 1999 to 2004, he was Chief Executive Officer of Cereal Partners Worldwide and was elected an Executive Vice President in 2004. Mr. Powell was named Executive Vice President and Chief Operating Officer, U.S. Retail, in May 2005. He is a director of Medtronic, Inc.

Michael D. Rose	Director since 2004
Michael D. Rose, age 65, has been Chairman of the Board of First Horizon National Corporation, a banking and financial services company, and its subsidiary, First Tennessee Bank National Association, since January 2007. He served as Chairman of the Board of Gaylord Entertainment Company from April 2001 to May 2005. Since 1998, Mr. Rose has been a private investor and Chairman of Midaro Investments, Inc., a privately held investment firm. Mr. Rose became Chairman of the Board of both the Promus Hotel Corporation and Harrah’s Entertainment Inc., beginning in 1995, when the two companies split into two publicly traded companies. He retired from the Boards of Harrah’s in 1996 and Promus Hotel Corporation in 1997. Mr. Rose served as Chairman from 1990 to 1995, and Chief Executive Officer from 1990 to 1994, of The Promus Companies, Incorporated. Mr. Rose is also a director of Darden Restaurants, Inc. and Gaylord Entertainment Company.

Robert L. Ryan	Director since 2005
Robert L. Ryan, age 64, served as Senior Vice President and Chief Financial Officer of Medtronic, Inc., a medical technology company, from April 1993 until his retirement in April 2005. Mr. Ryan was Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. from 1984 to 1993, Controller from 1983 to 1984 and Treasurer from 1982 to 1983. Prior to 1982, Mr. Ryan was Vice President at Citibank and was a management consultant for McKinsey & Company. Mr. Ryan is a director of The Black & Decker Corporation, Citigroup Inc., Hewlett-Packard Company and UnitedHealth Group.

Stephen W. Sanger	Director since 1992
Stephen W. Sanger, age 61, has been Chairman and Chief Executive Officer of General Mills since 1995. Mr. Sanger joined General Mills in 1974 and served as the head of several business units, including Yoplait USA and Big G cereals. He was elected a Senior Vice President in 1989, an Executive Vice President in 1991, Vice Chairman in 1992 and President in 1993. He is a director of Target Corporation and Wells Fargo & Company.

A. Michael Spence	Director since 1992
Dr. A. Michael Spence, age 63, is a partner of Oak Hill Investment Management Partners, an asset management firm of Oak Hill Capital Partners. He is a professor emeritus at the Graduate School of Business at Stanford University and served as Professor of Management in the Graduate School of Business until August 2000 and as its Dean from 1990 to August 1999. Dr. Spence served on the faculty at Harvard University in both the Business School and the Faculty of Arts and Sciences as professor of economics and business administration from 1975 to 1990. From 1984 to 1990, he served as the Dean of the Faculty of Arts and Sciences at Harvard. In 2001, he received the Nobel Prize in Economic Sciences.

Dorothy A. Terrell	Director since 1994
Dorothy A. Terrell, age 62, has been a limited partner of First Light Capital, a venture capital firm, since April 2003. Ms. Terrell served as President and Chief Executive Officer of the Initiative for a Competitive Inner City from April 2005 until June 2007, and as Senior Vice President, Worldwide Sales, and President, Platform & Services Group, of NMS Communications, a producer of hardware and software component products for telecommunications applications, from February 1998 until August 2002. She served in various executive management capacities at Sun Microsystems, Inc. from 1991 to 1997 and Digital Equipment Corporation from 1976 to 1991. Ms. Terrell is a director of Herman Miller, Inc.

The Board of Directors unanimously recommends a vote FOR each director nominee.

DIRECTOR COMPENSATION AND BENEFITS

We structure director compensation to attract and retain qualified non-employee directors and to further align the interests of directors with the interests of stockholders by linking a portion of their compensation to stock performance. A substantial portion of director compensation is linked to our stock performance, and directors can elect to receive their entire Board remuneration in stock and stock-related compensation. Directors are expected to keep all of the shares, net of shares used to pay the exercise price or withholding taxes, that they receive as compensation until they own shares equal in market value to at least five times their annual retainer.

Determining Director Compensation.    The Compensation Committee periodically reviews a competitive analysis of non-employee director compensation and makes recommendations to the Board of Directors on compensation for our non-employee directors, including their retainers and annual equity awards. Each component of director compensation is described below.

Annual Retainer.    Non-employee directors each receive an annual retainer of $75,000. The Chair of the Audit Committee receives an additional $15,000, Chairs of other Committees receive an additional $10,000, and other Audit Committee members receive an additional $5,000. We do not pay any additional fees for attending or chairing a meeting. We pay annual retainers in quarterly installments. Directors can elect to have their retainers paid in cash and/or common stock.

Restricted Stock Units.    When they are first appointed to the Board and each time they are re-elected to the Board, non-employee directors receive 1,000 restricted stock units, which are granted under the 2006 Compensation Plan for Non-Employee Directors. The restricted stock units vest at the next annual meeting of stockholders. Directors who leave the Board prior to the end of this vesting period forfeit their restricted stock units. In the event an active director dies, his or her restricted stock units fully vest. Restricted stock units earn amounts equivalent to the regular dividend payments on our common stock. These amounts can be reinvested in additional stock units or paid to the director.

Stock Options.    Non-employee directors also receive options to purchase 10,000 shares of our common stock when they are first appointed to the Board and each time they are re-elected to the Board. Options are granted under the 2006 Compensation Plan for Non-Employee Directors. The exercise price was the average of the high and low sales price of our common stock on the date of the grant in fiscal 2007, and will be the closing sales price of our common stock on the date of grant in fiscal 2008. The options become exercisable at the next annual meeting of stockholders and expire 10 years after grant. Directors who stop serving on the Board prior to vesting forfeit their unvested options, unless they have died during their Board service, in which case the options fully vest upon death and remain exercisable by the directors’ estate for the remainder of the option’s full term.

Deferred Compensation.    Non-employee directors may defer their retainer and restricted stock units. Any deferred cash contributions earn interest based on the directors’ selection from a group of funds offered to employees participating in our Deferred Compensation Plan. One of these funds tracks the return on our common stock. The interest rate earned is not above-market or preferential.

Other Benefits.    We have a Planned Gift Program for Directors (the “Planned Gift Program”) that has been discontinued for all directors elected during or after fiscal 2007. The Planned Gift Program is funded by General Mills-paid life insurance policies on each participating director. Upon the death of a director, we donate $1 million to a qualifying charity recommended by the director, and we receive the entire charitable deduction. We are then reimbursed by life insurance proceeds. We have calculated the accrued liability of the benefit in fiscal 2007 and included it in our directors’ compensation disclosure. From time to time, we also invite our directors’ spouses to accompany them to the Company’s annual strategic planning meetings, and we reimburse travel and incidental expenses related to their attendance, in order to encourage attendance and to foster social interaction among the directors.

The fiscal 2007 compensation of our non-employee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2007

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

Paul Danos	80,000	52,185	96,763	106,119	335,067
William T. Esrey	90,000	52,185	96,763	37,293	276,241
Raymond V. Gilmartin	85,000	52,185	96,763	24,043	257,991
Judith Richards Hope	90,000	52,185	96,763	26,929	265,877
Heidi G. Miller	75,000	52,185	96,763	69,389	293,337
Hilda Ochoa-Brillembourg	75,000	52,185	96,763	124,683	348,631
Steve Odland	75,000	52,185	96,763	59,268	283,216
Michael D. Rose	85,000	52,185	96,763	72,259	306,207
Robert L. Ryan	80,000	54,265	99,927	81,335	315,527
A. Michael Spence	75,000	52,185	96,763	53,057	277,005
Dorothy A. Terrell	90,000	52,185	96,763	30,311	269,259

(1)	Includes the annual retainer and additional fees for directors who chair a Board Committee or who serve on the Audit Committee. The following directors deferred all of their retainers: Mr. Danos, Ms. Miller, Ms. Ochoa-Brillembourg, Mr. Odland, Mr. Rose and Mr. Spence. Mr. Gilmartin received $42,500 of his fees in common stock (745 shares valued at the average of the high and low sales price of our common stock on the New York Stock Exchange on the retainer payment date).
(2)	Includes the compensation cost that we recognized in fiscal 2007 for the restricted stock units granted in fiscal 2007 and in prior fiscal years. Alternatively, the grant date fair value of restricted stock units granted to each director in fiscal 2007 is $55,110, which consists of 1,000 restricted stock units granted to each director upon their re-election at the 2006 Annual Meeting of Stockholders. The grant date fair value is based on the average of the high and low sales price of our common stock on the New York Stock Exchange on the grant date. All directors deferred their entire restricted stock unit awards. At fiscal year end, each non-employee director held 1,019 restricted stock units, which included reinvested dividends, except for Messrs. Ryan and Spence, who each held 1,000 restricted stock units.
(3)	Includes the compensation cost that we recognized in fiscal 2007 for stock options granted in fiscal 2007 and in prior fiscal years. Alternatively, the grant date fair value of options granted to each director in fiscal 2007 is $105,900, which consists of 10,000 stock options granted to each director upon their re-election at the 2006 Annual Meeting of Stockholders. The grant date fair value is based on the Black-Scholes model valuation of $10.59 per share. The following assumptions were used in the calculation: options will be held for eight years; dividend yield of 2.8% annually; a risk-free interest rate of 4.58%; and expected price volatility of 19.2%. We have made no adjustments to reflect that these options are subject to forfeiture. At fiscal year end, the total number of stock options held by each non-employee director was as follows: Mr. Danos (30,000); Mr. Esrey (90,000); Mr. Gilmartin (90,000); Ms. Hope (90,000); Ms. Miller (80,000); Ms. Ochoa-Brillembourg (50,000); Mr. Odland (30,000); Mr. Rose (60,000); Mr. Ryan (20,000); Mr. Spence (20,000); and Ms. Terrell (90,000).

(4)	All Other Compensation includes the following amounts:

All Other Compensation

Name	Planned Gift Program(5) ($)	Earnings on Deferred Compensation(6) ($)	Other (7) ($)	Total ($)

P. Danos	71,112	23,539	11,468	106,119
W.T. Esrey	24,977	—	12,316	37,293
R.V. Gilmartin	24,043	—	—	24,043
J.R. Hope	20,695	6,234	—	26,929
H.G. Miller	10,907	58,482	—	69,389
H. Ochoa-Brillembourg	66,012	44,174	14,497	124,683
S. Odland	40,642	18,626	—	59,268
M.D. Rose	23,116	32,325	16,818	72,259
R.L. Ryan	70,459	—	10,876	81,335
A. M. Spence	22,196	30,861	—	53,057
D.A. Terrell	16,490	—	13,821	30,311

(1)	Includes interest cost, and service cost for directors with less than five years of service, recognized in fiscal 2007 in connection with the Planned Gift Program. Calculations assume 6.20% discount rate at the end of fiscal 2006 and 6.50% discount rate at the end of fiscal 2007; single life annuity form of payment; and mortality rates based on RP2000 Combined Healthy Mortality Table, projected to 2007.
(2)	Includes interest earnings on deferred cash compensation and dividend equivalents earned on deferred stock units.
(3)	Includes commercial airfare and the incremental cost of food and activities related to spousal attendance at the Board’s annual strategic planning meeting.

OWNERSHIP OF GENERAL MILLS COMMON STOCK BY
DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table shows the amount of General Mills common stock beneficially owned by (a) each director and director nominee, (b) each named executive officer listed in the Summary Compensation Table, (c) all directors, director nominees and executive officers as a group and (d) each person or group owning more than 5% of our outstanding shares on the dates indicated. Unless otherwise noted, all amounts are as of July 26, 2007, and the stockholders listed in the table have sole voting and investment power with respect to the shares owned by them.

	Amount and Nature of Beneficial Ownership

Name	Shares (1)		Exercisable Options (2)	Percent of Class

P. Danos	3,127		30,000	*
R. G. Darcy	71,097		471,047	*
W. T. Esrey	27,193		90,000	*
R. V. Gilmartin	18,685		90,000	*
J. R. Hope	25,491		90,000	*
J. A. Lawrence	65,202		937,563	*
H. G. Miller	8,964	(3)	80,000	*
H. Ochoa-Brillembourg	5,356		50,000	*
S. Odland	3,133		30,000	*
K. J. Powell	35,594		471,098	*
M. D. Rose	10,172		60,000	*
J.J. Rotsch	116,822		530,652	*
R. L. Ryan	2,275		20,000	*
S. W. Sanger	1,014,188	(4)	3,240,495	1.3%
A. M. Spence	20,342		20,000	*
D. A. Terrell	20,291		90,000	*
All directors, nominees and executive officers as a group (24 persons)	1,971,875	(5)	9,321,674	3.5%
Capital Research and Management Company	21,079,900	(6)	—	6.5%

*Indicates ownership of less than 1% of the total outstanding shares.

(1)	Includes:
•	Shares of our common stock directly owned;
•	Shares of our common stock allocated to participant accounts under our 401(k) Savings Plan;
•	Shares of our restricted stock, as to which the beneficial owner has voting but no investment power: 15,757 shares for all directors, nominees and executive officers as a group;
•	Restricted stock units that vest within 60 days of July 26, 2007, as to which the beneficial owner has no voting or investment power: 1,019 restricted stock units for each non-employee director except for Messrs. Ryan and Spence, who each held 1,000 restricted stock units; and 11,170 restricted stock units for all directors, nominees and executive officers as a group; and
•	Stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power: 2,108 units for Mr. Danos; 52,459 units for Mr. Darcy; 17,416 units for Mr. Esrey; 7,920 units for Mr. Gilmartin; 21,173 units for Ms. Hope; 3,695 units for Mr. Lawrence; 4,911 units for Ms. Miller; 4,337 units for Ms. Ochoa-Brillembourg; 2,114 units for Mr. Odland; 4,600 units for Mr. Powell; 5,193 units for Mr. Rose; 54,028 units for Mr. Rotsch; 436,415 units for Mr. Sanger; 16,782 units for Mr. Spence; 10,782 units for Ms. Terrell; and 919,589 units for all directors, nominees and executive officers as a group.

(2)	Includes options that were exercisable on July 26, 2007 and options that become exercisable within 60 days of July 26, 2007.
(3)	Includes 3,034 shares owned jointly by Ms. Miller and her spouse.
(4)	Includes 100 shares owned by Mr. Sanger’s spouse and 9,510 shares held in trusts for the benefit of Mr. Sanger’s minor children. Mr. Sanger and his spouse serve as the trustees. Also includes 557,552 shares of common stock pledged to Wells Fargo as collateral on personal loans, of which approximately 132,000 shares would be needed to cover amounts outstanding as of July 26, 2007.
(5)	Includes 7,479 shares held jointly by certain executive officers and their spouses, and 10,032 shares held for the benefit of the children of certain executive officers.
(6)	Based on information contained in a Schedule 13G/A that Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071, filed with the SEC on February 9, 2007. The filing indicated that as of December 29, 2006, Capital Research and Management Company had sole investment power for 21,079,900 shares and sole voting power for 1,615,000 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed with the SEC by our directors and executive officers regarding their ownership and transactions in our common stock and written representations from those officers and directors, we believe that each executive officer and director has filed timely reports under Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2007.

AUDIT COMMITTEE REPORT

The Audit Committee.    The Audit Committee of the Board of Directors consists of five non-employee directors named below. Each member of the Audit Committee is an independent director under our guidelines and as defined by New York Stock Exchange listing standards and SEC regulations for audit committee membership. In addition, the Board of Directors has unanimously determined that Dean Danos, Mr. Esrey and Mr. Ryan, members of the Audit Committee, qualify as “audit committee financial experts” within the meaning of SEC regulations and have accounting or related financial management expertise within the meaning of New York Stock Exchange listing standards. The Board of Directors has also unanimously determined that all Audit Committee members are financially literate within the meaning of New York Stock Exchange listing standards. The Audit Committee, which operates according to its charter, is primarily responsible for oversight of our financial statements and internal controls, assessing and ensuring the independence, qualifications and performance of the independent registered public accounting firm, approving the independent registered public accounting firm’s services and fees, reviewing our risk assessment process and ethical, legal and regulatory compliance programs, and reviewing and approving our annual audited financial statements before issuance, subject to the Board of Directors’ approval. No members of the Audit Committee received any compensation from General Mills during the last fiscal year other than directors’ fees. The Audit Committee’s charter may be found on our website located at www.generalmills.com in the “Investors” section.

Committee Report.    The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended May 27, 2007.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended May 27, 2007 with management, the internal auditor and KPMG LLP, the Company’s independent registered public accounting firm, with and without management present. In connection with that review, the Audit Committee considered and discussed the quality of the Company’s financial reporting and disclosures, management’s assessment of the Company’s internal control over financial reporting and

KPMG LLP’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed and reviewed with KPMG LLP critical accounting policies and practices, internal controls, other material written communications to management and the scope of KPMG LLP’s audit. The Audit Committee also has discussed with KPMG LLP matters relating to its judgments about the quality, as well as the acceptability, of the Company’s accounting principles as applied in its financial reporting as required by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended.

In addition, the Audit Committee has discussed with KPMG LLP its independence from management and the Company, as well as the matters in the written disclosures received from KPMG LLP and required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee received a letter from KPMG LLP confirming its independence and discussed with KPMG LLP the matters covered by that letter.

The Audit Committee has reviewed all fees paid to KPMG LLP during the fiscal year and has considered the compatibility of KPMG LLP’s performance of non-audit services, including the tax planning services described below, with the maintenance of KPMG LLP’s independence as the Company’s independent registered public accounting firm.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 27, 2007 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

Judith Richards Hope, Chair
Paul Danos
William T. Esrey
Robert L. Ryan
Dorothy A. Terrell

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table shows aggregate fees billed to us for fiscal years ended May 27, 2007 and May 28, 2006 by KPMG LLP, our independent registered public accounting firm.

	Fiscal Year (in thousands)

	2007	2006

Audit Fees	$5,128	$4,642
Audit-Related Fees (1)	498	476
Tax Fees (2)	520	790
All Other Fees	0	0

Total Fees	$6,146	$5,908

(1)	Includes audit services for benefit plans and the General Mills Foundation and due diligence.
(2)	Includes expatriate tax services, tax return preparation, planning and compliance filing.

The Audit Committee has determined that the performance of services described above is compatible with maintaining the independence of KPMG LLP.

Auditor Services Pre-approval Policy.    The Audit Committee has a formal policy concerning approval of all services to be provided by KPMG LLP, including audit, audit-related, tax and other services. The policy requires that all services KPMG LLP may provide to us be pre-approved by the Audit Committee. The Chair of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings, provided the Chair reports to the full Audit Committee at the next regular meeting. Certain permitted non-audit services, excluding certain designated audit-related and tax services, are limited to $1,000,000 in the aggregate during any fiscal year. The Audit Committee approved all services provided by KPMG LLP during fiscal 2006 and 2007.

PROPOSAL NUMBER 2

RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Board of Directors is submitting the selection of KPMG LLP to serve as our independent registered public accounting firm for fiscal 2008 for ratification in order to ascertain the views of our stockholders on this selection. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to ratify the appointment by the Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending May 25, 2008. If stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider its selection, but it retains sole responsibility for appointing and terminating our independent registered public accounting firm.

Representatives from KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement and answer questions.

The Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007.

SUBMITTED BY THE COMPENSATION COMMITTEE

Michael D. Rose, Chair
Raymond V. Gilmartin
Heidi G. Miller
A. Michael Spence

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis describes the key principles and approaches used to determine the compensation of the named executive officers listed in the Summary Compensation Table and should be read in conjunction with the tables and narrative included in the rest of the Executive Compensation section of this Proxy Statement. All compensation paid to the named executive officers is determined by the Compensation Committee of the Board of Directors, which is composed solely of independent non-employee directors who meet regularly each fiscal year. The Compensation Committee has retained Watson Wyatt & Company as its outside compensation consultant. For more information on Watson Wyatt’s role in advising the Compensation Committee on executive compensation matters, see “Determining Executive Compensation” in the Corporate Governance section of this Proxy Statement.

The overriding objective of General Mills is to achieve financial performance that is consistently superior to that of our consumer products industry peer group. The indicators utilized to determine whether the Company meets this objective are the four key corporate performance measures that, taken together, correlate most highly with the creation of total enterprise value in major consumer food companies: net sales growth, segment operating profit growth, earnings-per-share growth and improvement in return on capital. When combined with an attractive dividend yield, we believe that the achievement of consistently superior performance versus these four measures of corporate performance will continue to result in strong total returns for General Mills stockholders.

The Compensation Committee designs the Company’s compensation programs for executive officers to place a heavy emphasis on performance. As a result, approximately 70% of the total compensation of the named executive officers varies with annual Company performance, with the only fixed compensation elements being base salary and certain employee benefits.

The annual Corporate Performance Rating, which the Compensation Committee uses to determine the size of both annual incentive and long-term incentive awards for the named executive officers, is based on specific targets approved by the Compensation Committee at the start of the fiscal year for the four key corporate performance measures outlined above. In determining the specific incentive targets each year, the Compensation Committee utilizes two-year and five-year compound growth rates for performance peer group companies for each measure. Corporate Performance Ratings can vary from 0 to 1.80, and targets are set such that, when General Mills’ performance is at the median of the performance peer group (Corporate Performance Ratings of 1.30 to 1.50), General Mills’ total compensation for executive officers is targeted to be at approximately the median compensation paid by the same group of companies. When General Mills’ performance is superior to that of the performance peer group, (Corporate Performance Ratings between 1.50 and 1.80), executive officer compensation is targeted to be well above the peer group median. When General Mills’ performance is below that of the performance peer group (Corporate Performance Ratings below 1.30), executive officer compensation is targeted to be well below the median of that paid by peer group companies.

The annual Corporate Performance Ratings vary significantly based on the Company’s performance in the fiscal year. One way to look at how difficult or likely it would be for the Company to achieve the incentive targets would be to look at historical results. In the past 10 years (fiscal years 1998 through 2007), Corporate Performance Ratings have ranged from a low of 1.16 to a high of 1.80. In the past 20 years (fiscal years 1988-2007), Corporate Performance Ratings have utilized the full rating scale, ranging from 0 to 1.80. Over this 20-year period, annual Corporate Performance Ratings have averaged 1.48, which is at the high end of the 1.30 to 1.50 “On Target” rating range of the incentive rating schedule. Over the same 20-year period, the Company’s total stockholder return has outpaced the returns of our performance peer group. The difference in total direct compensation (base salary + annual incentive + long-term incentive) when a 1.80 Corporate Performance Rating is achieved versus that of a 1.00 Corporate Performance Rating for most executive officers is approximately 70%.

In fiscal 2007, the Compensation Committee assigned the maximum Corporate Performance Rating of 1.80. They based this rating on the Company meeting or exceeding the highest performance targets for each of the four corporate performance measures. Additionally, the Company achieved results that exceeded the compound growth rate trends for our performance peer group on all four measures.

The Compensation Committee believes that the Company’s executive compensation programs have been effective at incenting the achievement of superior results, appropriately aligning pay and performance, creating an ownership culture in which Company managers think and act like stockholders, and in enabling General Mills to attract and retain some of the most talented executives in the global consumer products industry.

Compensation Philosophy and Principles

General Mills’ guiding philosophy is to maintain a compensation system that will attract, motivate, reward and retain competitively superior leaders who are able to consistently achieve corporate performance and total stockholder value that is in the top tier of its peer group. The Compensation Committee bases its compensation decisions on the following core principles:

•	Pay is Performance Based: Executive compensation at General Mills is tightly linked to Company performance. As executives assume greater responsibility, a larger portion of their total compensation becomes dependent on Company and individual performance. Base salaries are targeted to the median of salaries paid by the compensation peer group described below. Salaries are coupled with annual and long-term incentive programs that enable total compensation to rise above that of the peer group median in years when Company performance is superior to that of this same group of comparison companies.
•	Stock Ownership is Emphasized: A long-held belief at General Mills is that broad and deep employee stock ownership aligns the interests of employees with those of stockholders. Programs have been created to encourage employees to build and maintain an ownership interest in the Company. We have established specific stock ownership objectives for employees in key management positions throughout the Company.
•	Compensation Opportunities must be Competitive: Competition for management talent in the food and consumer products industry is consistently intense. To ensure that executive compensation at General Mills remains competitive, the Compensation Committee, with the assistance of management and Watson Wyatt, monitors the compensation practices of peer food and consumer products companies, as well as those of a broader group of leading industrial companies. In performing this analysis, two major survey sources are utilized:
—	Consumer Products Peer Group Survey: Hewitt and Associates conducts this survey annually and provides specifics on the pay practices of consumer products companies against whom we compare our financial performance and often compete for executive talent.
—	Major Industry Group Survey: For those positions in which the competition for talent is not limited to the consumer products industry (e.g., many corporate staff positions), the Compensation Committee compares our pay practices against a comprehensive 800-company management compensation survey provided by Towers Perrin. For greater precision, a subset of this survey is utilized that provides compensation information for 84 companies from diverse industries with annual revenues between $10 billion and $20 billion.

Performance and Compensation Peer Groups

To assure our compensation programs for executive officers are appropriately competitive in the marketplace, the Compensation Committee, with the assistance of management and Watson Wyatt, benchmarks our performance and compensation against a peer group of 18 major consumer products companies. To establish this peer group, the Compensation Committee used the following five selection criteria:

•	Branded consumer products companies;
•	Food industry competitors;
•	Large-cap companies, typically with annual revenues in excess of $5 billion;
•	Companies with similar business dynamics and challenges; and
•	Direct competitors for leadership talent.

The median annual revenues and market capitalizations for the 18 companies in this peer group are very close to those of General Mills. The Compensation Committee annually reviews the composition of this peer group to assure it is the most relevant set of companies to use for comparison purposes. The peer groups utilized for comparisons of performance and compensation are identical with the exception of three European companies (Nestlé, Unilever and Danone) who are in our performance peer group but not in our compensation peer group, due to the lack of availability of publicly reported pay information.

The following branded consumer products companies comprise our performance peer group:

Performance Peer Group Companies
Anheuser-Busch Companies, Inc. Campbell Soup Co. Clorox Co. The Coca-Cola Co. Colgate-Palmolive Co. ConAgra Foods, Inc.	Danone Inc.* H. J. Heinz Co. The Hershey Co. Kellogg Co. Kimberly-Clark Corp. Kraft Foods Inc.	Nestlé SA* PepsiCo, Inc. The Procter & Gamble Co. Sara Lee Corp. Unilever NV* Wm. Wrigley Jr. Co.

*	Not in our compensation peer group.

The Compensation Committee annually reviews comparisons of General Mills’ compensation under various performance scenarios versus peer group compensation practices to ensure our programs function consistently with our compensation philosophy and principles. Based upon these reviews, the Compensation Committee believes that the compensation paid to General Mills’ named executive officers is reasonable and appropriate.

Elements of the General Mills Total Rewards Program

During fiscal 2007, the General Mills executive pay program consisted of base salary, annual incentive, long-term incentive and health benefits and other perquisites. Our named executive officers were also eligible to participate in the various retirement benefit plans available to General Mills’ U.S.-based salaried employees (401(k) savings plan and a defined benefit pension plan). In the following table we have outlined our objectives regarding:

•	Why General Mills chooses to pay each element;
•	What each element is designed to reward; and
•	How we determine the amount for each element.

Element	Objectives & Basis	Target Positioning
Base Salary	To provide fixed income based on: • Size, scope and complexity of the individual’s role • Individual’s current and historical performance • Relative position compared to market pay information	Compensation Peer Group Median
Annual Incentive	To provide focus and rewards for achievement of annual performance targets in three areas:

•  Corporate Performance Measures
    —  Net Sales Growth
    —  Segment Operating Profit Growth
    —  Earnings-per-Share Growth
    —  Return-on-Capital Improvement

•  Individual Performance Measures
    —  Specific Business Goals
    —  Strategic Projects or Initiatives
    —  Organizational/Diversity Goals
    —  Leadership Behaviors & Impact

Awards are made in cash and restricted stock unit grants that require a corresponding stock ownership commitment.	Performance Based:

• Awards range from below to above median for compensation peer group based on corporate performance

• Awards are in top quartile of compensation peer group when corporate performance ranks in the top quartile of our performance peer group

Long-term Incentive	To provide incentive for delivering stockholder value over a number of years and to retain executives. Awards are made in restricted stock unit grants and stock option grants.	Performance Based:

• Awards range from below to above median for compensation peer group based on corporate performance

• Grants are in top quartile of compensation peer group when corporate performance ranks in the top quartile of our performance peer group

Element	Objectives & Basis	Target Positioning
Retirement & Health Benefits	To provide competitive retirement security and health benefits.

General Mills’ named executive officers participate in most of the same benefit plans made available to the Company’s U.S.-based employees. They include:

• Disability and Life Insurance
• Pension Plan and Supplemental Retirement Plan
• 401(k) Savings Plan and Supplemental Savings Plan with a Company Match that Varies Based on Corporate Performance

Named executive officers and their dependents are covered under an executive insurance plan that provides health and dental benefits.

The Supplemental Retirement Plan and Supplemental Savings Plan include non-qualified benefits that are identical to the broad-based plans but cover employees whose income is above the allowable level of the qualified plans. For more information on our retirement benefits, see Pension Benefits and Other Retirement Savings Plans.
Compensation Peer Group Median
Perquisites	To provide competitive executive perquisites.

All of our named executive officers receive the following perquisites:

•  Company provided automobile
•  Reimbursement for a limited amount of financial counseling and travel expenses

	For reasons of security and time efficiency, the Compensation Committee encourages Mr. Sanger to utilize corporate aircraft for personal use. However, during fiscal 2007, Mr. Sanger began reimbursing the Company for personal use of corporate aircraft costs that exceed $50,000 annually.	Compensation Peer Group Median or Below

Pay and Performance Relationship

When determining executive compensation, General Mills achieves its strong performance orientation through aligning the total direct compensation (base salary, annual incentive and long-term incentives) with the Company’s performance against its performance peer group. What follows is a brief description of how the Compensation Committee determined annual and long-term incentive awards for fiscal 2007.

Annual Incentive Awards – Tied to Corporate and Individual Performance

General Mills has an Executive Incentive Plan that provides the named executive officers with an opportunity to earn an annual incentive award that is paid partially in cash, with the balance paid in restricted stock units that require a stock ownership commitment. The Compensation Committee approves performance targets for these awards at the beginning of each fiscal year and also approves the awards granted annually in June after fiscal year end, based on that fiscal year’s performance. For the named executive officers, the restricted stock unit component is equal to 30% of their cash incentive award, and can be increased or decreased by as much as 30% based on the Corporate Performance Rating for that fiscal year.

For the five named executive officers, annual cash incentive awards are determined by multiplying their base salary by a base incentive rate (50% to 75% for the named executive officers, which is a percentage based on their level of responsibility), the Corporate Performance Rating (determined by the Compensation Committee) and by their Individual Performance Rating (determined by the Compensation Committee for the Chief Executive Officer and by the Chief Executive Officer, subject to review by the Compensation Committee, for other senior executives). Annual incentive awards for the named executive officers can vary greatly from year to year based on the Corporate Performance Rating, which can range from 0 to 1.80; and the executive’s Individual Performance Rating, which can range from 0 to 1.50. The Executive Incentive Plan establishes a maximum award, which is adjusted downward based on these ratings.

After reviewing the Company’s fiscal 2007 performance, the Compensation Committee assigned a Corporate Performance Rating of 1.80. This maximum incentive ranking was based on June estimates of a comparable year-to-year increase in net sales of 6.2%, segment operating profit increase of 7.0%, earnings-per-share increase of 10.7% and improvement in return on capital of 95 basis points. In measuring earnings-per-share for compensation purposes, we excluded the impact of expensing stock-based compensation under recently adopted accounting rules and the effect of accounting for contingently convertible debt. We excluded charges for stock-based compensation in measuring improvement in return on capital.

All four performance measures met or exceeded the targets in the approved fiscal 2007 Corporate Rating Schedule for a 1.80 rating, and all four measures significantly exceeded the two and five-year compound growth rate trends for our performance peer group. Performance also materially exceeded General Mills’ publicly stated long-term performance goals of low single-digit net sales growth, mid-single-digit operating profit growth and high single-digit earnings-per-share growth. In fiscal 2007, all employees eligible for annual stock incentive awards received the maximum upward adjustment in grant size that is based on the 1.80 Corporate Performance Rating.

Individual Performance Ratings are based on the achievement of specific annual objectives such as financial and operating results, completion of strategic initiatives, the quality of business plans and organizational development progress in important areas like diversity and employee development.

The specific cash incentive awards for the five named executive officers for fiscal 2007 are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation,” and the specific stock incentive awards for the five named executive officers are included in the narrative accompanying the Alternative Summary Compensation Table.

The restricted stock units issued as annual stock incentive awards are subject to four-year cliff vesting. To be eligible to receive the restricted stock unit component of the annual incentive, each named executive officer must put an equal number of personally-owned General Mills stock on deposit with the Company for four years. The named executive officer’s shares must remain on deposit until the end of the restricted period in order for the restricted stock units to vest. Restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock.

Long-Term Incentive Awards – Performance Adjusted

In alignment with the Company’s overriding objective to achieve performance which is consistently superior to its performance peer group, a significant portion of the named executive officers’ pay opportunity is provided through long-term incentive awards granted under the 2005 Stock Compensation Plan. Awards are granted annually in June after fiscal year end. The size of the awards is periodically benchmarked against the long-term incentive awards made by other large food and consumer products companies to executives holding comparable positions, and each named executive officer’s standard award can be increased or decreased by as much as 30% based on the Corporate Performance Rating for that fiscal year. In fiscal 2007, 75% of the value of the long-term annual incentive award was delivered in stock options, and 25% of the value was awarded in restricted stock units. The Compensation Committee believes that providing a higher percentage of long-term awards in stock options motivates executives to increase stockholder value consistently over multiple years, since this pay opportunity can only be realized when stockholder return is enhanced. In fiscal 2007, all employees eligible for stock compensation received their maximum long-term incentive grant value based on the 1.80 Corporate Performance Rating. The specific long-term incentive awards for the five named executive officers are included in the narrative accompanying the Alternative Summary Compensation Table.

The restricted stock units issued as long-term incentive awards are subject to four-year cliff vesting. They earn dividend equivalents equal to regular dividends paid on our common stock.

The options issued as long-term incentive awards are also subject to four-year cliff vesting. The exercise price per share equals the fair market value of our common stock on the New York Stock Exchange on the grant date. The options generally expire 10 years and one month from the grant date. They include the right to pay the exercise price in cash or previously acquired common stock and the right to have shares withheld by the Company to pay withholding tax obligations due upon exercise.

Significant Compensation Actions Since the Beginning of Fiscal 2007

In addition to the compensation decisions described above, the Board of Directors has taken the following actions since the beginning of fiscal 2007 that impact the named executive officers’ compensation arrangements:

Discontinuation of Management Continuity Agreements

In June 2007, the Board of Directors authorized the discontinuation of individual Management Continuity Agreements previously granted to certain executive officers. These Management Continuity Agreements define the salary and benefit payments which would be made in the event that the executive was to be terminated as a result of a change of control. All of the named executive officers with Management Continuity Agreements have terminated their Agreements.

Adoption of General Mills Separation Pay and Benefits Program for Officers

With the discontinuation of Management Continuity Agreements in June 2007, the Board of Directors determined it advisable to formalize the separation payments and benefits made to executives involuntarily terminated other than for cause, and adopted the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”). The payments and benefits to be provided to select senior executives who are terminated in connection with a change of control, including the named executive officers, are specifically addressed as part of the Severance Plan. These payments and benefits are materially less than those previously provided in the discontinued Management Continuity Agreements. For more detail on the Management Continuity Agreements and the Severance Plan, see Potential Payments Upon Termination.

Limitation of Personal Use of Corporate Aircraft

For more than a decade, the Board of Directors has encouraged the personal use of company aircraft by the Chief Executive Officer both for security and efficiency reasons. Based on the recommendation of the Chief Executive Officer, and after review of peer company practices, this benefit has been limited to $50,000 in value annually. Expenses incurred for the personal use of company aircraft which exceed $50,000 per year will be fully reimbursed by the Chief Executive Officer under an Aircraft Time Sharing Agreement executed for this purpose in December 2006.

Approval of 2007 Stock Compensation Plan

In June 2007, the Board of Directors approved the 2007 Stock Compensation Plan (the “2007 Plan”) and recommended that stockholders approve the 2007 Plan at the Annual Meeting. The 2007 Plan is essential for the Company to continue granting long-term compensation that will attract and retain management talent capable of consistently delivering superior financial performance. The stock options, performance restricted stock units and stock appreciation rights granted under the 2007 Plan will also be important to tying a significant amount of management’s compensation opportunity directly to increases in stockholder value. We believe that the superior results which the Company has achieved through the years have been motivated by the broad and deep employee stock ownership that has been encouraged by the Board of Directors and Company management. We are implementing changes to our long-term incentive programs concurrently with the adoption of the 2007 Plan which will further moderate our annual share usage and overall stock overhang over the two-year term of the 2007 Plan. For more detail on the 2007 Plan, see Proposal Number Three, Adoption of the 2007 Stock Compensation Plan.

Stock Ownership Objectives

Since 1991 the Company has established stock ownership guidelines for senior executives. Currently these targets are ten times salary for the Chief Executive Officer, five times salary for senior executives, including the named executive officers other than the Chief Executive Officer, and three times salary for all other corporate officers. Newly-hired or promoted executives are given five years to attain the ownership target.

As set forth in the table below, all the named executive officers have exceeded these stock ownership objectives. This occurs as a result of the strong retention of executive talent (unwanted turnover of the top 500 managers is typically less than 1% annually) and the terms of the General Mills’ stock compensation program, which has longer vesting requirements than any company in our compensation peer group (four-year cliff vesting vs. an average of three-year ratable vesting). In addition, most executives at General Mills hold their stock options for eight years or longer.

Stock Ownership for Named Executive Officers

Named Executive	Shares(1)	Exercisable Options(1)	Base Salary Multiple(2)
Stephen W. Sanger Chairman and CEO	1,014,188	3,240,495	64.4
Kendall J. Powell President and COO	35,594	471,098	8.0
James A. Lawrence Vice Chairman and CFO	65,202	937,563	16.6
Randy G. Darcy EVP, Worldwide Operations & Technology	71,097	471,047	14.9
Jeffrey J. Rotsch EVP, Worldwide Sales & Channel Development	116,822	530,652	21.0

(1)	Amounts match beneficial ownership shown under Ownership of General Mills Common Stock by Directors, Officers and Certain Beneficial Owners.
(2)	Assumes (i) shares valued at the closing sales price of the common stock on the New York Stock Exchange on July 26, 2007 ($55.61 per share), plus exercisable option gains net of withholding taxes assuming a price of $55.61 per share, (ii) divided by fiscal 2007 base salary.

Other Compensation Policies

Stock Compensation Award Approval Policy

In order to assure that the terms of all stock compensation awards fully reflect the intent of the Board of Directors and comply with all applicable regulatory requirements, we have implemented strict administrative guidelines on the timing and approval of stock compensation awards. These guidelines have been reviewed by the Company’s Compensation Committee, Audit Committee and independent registered public accounting firm. The Compensation Committee must approve all stock compensation awards to senior vice presidents and higher-level executive officers. Except for annual stock option awards granted each June, which the Chief Executive Officer may approve for employees below senior vice president, no other stock options can be awarded to new or current employees except with the prior approval of the Compensation Committee. The Compensation Committee has delegated authority to the Chief Executive Officer to grant stock compensation awards other than options to employees below senior vice president, including incentive stock awards each June and restricted stock units throughout the year to new hires or for promotion, retention or recognition purposes. The Chief Executive Officer may only approve these stock compensation awards on two scheduled days in each calendar month to minimize the potential for error. Except for the annual June grant, stock compensation awards to executive officers may not be approved during trading blackout periods.

For all stock option awards granted on or after January 1, 2007, the exercise price is equal to the closing sales price of our common stock on the New York Stock Exchange on the grant date or, if shares were not traded on that date, the most recent prior date when shares were traded. We had previously used the average of the high and low sales price of our common stock on the New York Stock Exchange on the grant date. Under the terms of the Executive Incentive Plan and the 2005 Stock Compensation Plan, as well as the proposed 2007 Stock Compensation Plan, we may not grant stock options at a discount to fair market value on the grant date.

Tax Deductibility of Compensation

Our Executive Incentive Plan and the 2005 Stock Compensation Plan have each been structured with the intention that cash incentive payments, restricted stock units and stock options awarded under these plans can be qualified performance-based compensation, which is tax-deductible to the Company under Section 162(m) of the Internal Revenue Code. In this Proxy Statement, we are proposing that stockholders approve the 2007 Stock Compensation Plan, which provides for performance-based compensation that qualifies for tax deductibility under Section 162(m).

Alternative Summary Compensation Table

In order to illustrate the link between our executive pay programs and our corporate performance for fiscal 2007, the “Stock Awards” and “Option Awards” columns in this table use the grant date fair value of the annual and long-term incentive equity awards that were earned for fiscal 2007 performance but granted after fiscal year end. Other information, including footnotes, remain identical to those presented in the Summary Compensation Table which follows this table. The Summary Compensation Table presents the compensation cost that we reported in our financial statements for fiscal 2007 for multiple years of equity awards, as required by the SEC rules, but does not include the equity awards that were granted after fiscal year end.

ALTERNATIVE SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

S.W. Sanger Chairman and CEO	2007	1,241,250	—	3,368,608	4,962,750	2,513,531	3,447,582	520,398	16,054,119
J.A. Lawrence Vice Chairman and CFO	2007	660,000	—	1,070,096	1,455,740	980,100	395,889	184,203	4,746,028
K.J. Powell President and COO	2007	700,000	—	1,280,211	1,654,250	1,323,000	940,128	197,821	6,095,410
R.G. Darcy EVP, Worldwide Operations and Technology	2007	500,000	—	721,824	992,550	675,000	623,359	146,872	3,659,605
J.J. Rotsch EVP, Worldwide Sales & Channel Development	2007	500,000	—	718,296	992,550	666,000	780,641	158,524	3,816,011

(1)	Grant date fair value of each restricted stock unit earned in fiscal 2007 equals the closing price of our common stock on the New York Stock Exchange on the grant date June 25, 2007 ($58.79). The values shown have not been adjusted to reflect that these units are subject to forfeiture.
(2)	Grant date fair value of options earned in fiscal 2007 equals $10.18 per share based on the Black-Scholes option-pricing model. The following unaudited assumptions were used in the calculation: options will be held for eight years; dividend yield of 2.7% annually; a risk-free interest rate of 5.1%; and expected price volatility of 14.8%. The values shown have not been adjusted to reflect that these options are subject to forfeiture.

The equity awards included in the Alternative Summary Compensation Table are:

Long-Term Stock Incentive Awards for Fiscal 2007 Performance.    Restricted stock units earned under the 2005 Stock Compensation Plan in fiscal 2007 but granted in fiscal 2008 will appear in the Grants of Plan-Based Awards Table in the Proxy Statement for fiscal 2008. These awards are as follows: Mr. Sanger (40,625), Mr. Lawrence (11,700), Mr. Powell (13,000), Mr. Darcy (7,800) and Mr. Rotsch (7,800).

Options earned under the 2005 Stock Compensation Plan in fiscal 2007 but granted in fiscal 2008 will appear in the Grants of Plan-Based Awards Table in the Proxy Statement for fiscal 2008. These awards are as follows: Mr. Sanger (487,500), Mr. Lawrence (143,000), Mr. Powell (162,500), Mr. Darcy (97,500), and Mr. Rotsch (97,500).

Annual Stock Incentive Awards for Fiscal 2007 Performance.    Restricted stock units earned under the Executive Incentive Plan in fiscal 2007 but granted in fiscal 2008 will appear in the Grants of Plan-Based Awards Table in the Proxy Statement for fiscal 2008. These awards are as follows: Mr. Sanger (16,674), Mr. Lawrence (6,502), Mr. Powell (8,776), Mr. Darcy (4,478) and Mr. Rotsch (4,418).

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefits programs. The table below presents compensation for the last fiscal year for individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2007 and for each of the other three most highly-compensated executive officers who were serving as executive officers at the end of fiscal 2007 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)

Stephen W. Sanger Chairman and CEO	2007	1,241,250(1)	—	4,022,428	7,408,123	2,513,531	3,447,582	520,398	19,153,312
James A. Lawrence Vice Chairman and CFO	2007	660,000	—	1,370,414	1,643,384	980,100	395,889	184,203	5,233,990
Kendall J. Powell President and COO	2007	700,000	—	544,970	941,597	1,323,000	940,128	197,821	4,647,516
Randy G. Darcy EVP, Worldwide Technology and Operations	2007	500,000	—	1,141,789	1,362,938	675,000	623,359	146,872	4,449,958
Jeffrey J. Rotsch EVP, Worldwide Sales and Channel Development	2007	500,000	—	1,124,226	1,362,938	666,000	780,641	158,524	4,592,329

(1)	Includes $422,082 of salary deferred under the Deferred Compensation Plan.
(2)	We awarded bonuses based on our achievement of certain performance targets established at the beginning of fiscal 2007. Accordingly, bonuses are disclosed under the “Non-Equity Incentive Plan Compensation” column of this table.
(3)	Includes the compensation cost that we recognized in fiscal 2007 for the awards granted in fiscal 2007 and in prior fiscal years, calculated in accordance with SFAS 123R on the same basis used for financial reporting purposes for fiscal 2007. Assumptions used to calculate these amounts are included in note 2, “Summary of Significant Accounting Policies – Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007. Excludes awards earned in fiscal 2007 but granted after fiscal year end in June 2007, which are reported in the Alternative Summary Compensation Table in the Compensation Discussion and Analysis.
(4)	Includes the cash portion of the annual incentive award paid to our named executive officers under the Executive Incentive Plan. The annual incentive award was paid partially in cash and partially in restricted stock units, and was based on the achievement of certain individual and corporate performance targets for fiscal 2007, including net sales growth, segment operating profit growth, earnings-per-share growth and return on capital improvement. For more information on how the annual incentive award is calculated and the restricted stock units awarded for fiscal 2007 performance, see the Compensation Discussion and Analysis. Mr. Rotsch deferred $666,000 of his cash incentive award under the Deferred Compensation Plan.
(5)	Includes the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Retirement Plan. The increases for each named executive officer relate to a decrease in the interest rate assumption used to calculate the accumulated benefit and increases in Final Average Earnings, as defined in the Pension Benefits Section. Additional service and aging are also factors. The named executive officers had no above-market or preferential earnings on deferred compensation.

(6)	All Other Compensation includes the following amounts:

All Other Compensation

Name	Matching Contributions on Deferred Compensation(7) ($)	Matching Contributions on Savings Plan Contributions(8) ($)	Tax Reimburse- ments ($)	Perks and Other Personal Benefits(10) ($)	Total ($)

S. W. Sanger	65,174	246,844	—	208,380	520,398
J. A. Lawrence	928	125,598	—	57,677	184,203
K. J. Powell	3,092	113,116	20,028(9)	61,585	197,821
R. G. Darcy	3,471	88,661	—	54,740	146,872
J. J. Rotsch	41,536	47,721	—	69,267	158,524

(7)	Includes the Company’s fixed and variable matching contributions to the Deferred Compensation Plan for fiscal 2007 and the following matching contributions for fiscal 2006 that were not determinable until fiscal 2007: $6,153 for Mr. Sanger; $928 for Mr. Lawrence; $3,092 for Mr. Powell; $3,471 for Mr. Darcy; and $3,335 for Mr. Rotsch.
(8)	Includes the Company’s fixed and variable matching contributions to the 401(k) Plan and the Supplemental Savings Plan for fiscal 2007 and the following matching contributions for fiscal 2006 that were not determinable until fiscal 2007: $65,123 for Mr. Sanger; $29,453 for Mr. Lawrence; $20,153 for Mr. Powell; $17,029 for Mr. Darcy; and $15,826 for Mr. Rotsch.
(9)	Includes reimbursements for incremental taxes resulting from Mr. Powell’s assignment to Cereal Partners Worldwide in Switzerland. The payments were made pursuant to a policy that applies to all employees on international assignment. Factors such as time lags in tax determination, differences in taxable periods between jurisdictions and the availability of foreign tax credits or refunds result in significant differences in incremental tax payments from year to year.
(10)	Includes the following perquisites and other personal benefits:

Perquisites and Other Personal Benefits

Name	Personal Air Travel(11) ($)	Personal Use of Executive Car(12) ($)	Financial Counseling ($)	Executive Insurance Plans(13) ($)	Other ($)		Total ($)

S. W. Sanger	103,845	15,721	9,101	44,153	35,560	(14)(16)	208,380
J. A. Lawrence	—	13,440	4,000	30,487	9,750	(16)	57,677
K. J. Powell	133	13,005	8,000	30,487	9,960	(16)	61,585
R. G. Darcy	—	14,341	455	30,487	9,457	(16)	54,740
J. J. Rotsch	—	10,677	3,225	31,367	23,998	(15)(16)	69,267

(11)	Includes the aggregate incremental cost of personal use of corporate aircraft. We valued the incremental cost using a method that takes into account aircraft fuel expenses per flight hour and engine maintenance expenses per flight hour attributable to personal use; and to the extent attributable to personal use, any landing and parking fees; flight planning expenses; crew travel expenses; supplies and catering; excise taxes; and customs, foreign permit and similar fees.
In December 2006, we executed an Aircraft Time Sharing Agreement with Mr. Sanger that enables him to reimburse us for his personal use of corporate aircraft. As of December 2006, Mr. Sanger will reimburse us to the extent that the cost of his personal use exceeds $50,000 in any fiscal year. Amounts included in Mr. Sanger’s compensation for fiscal 2007 reflect the aggregate incremental cost of personal air travel conducted prior to the effective date of the Time Sharing Agreement.

(12)	Includes the annual taxable value of the vehicle according to IRS regulations plus 5.5 cents for every mile of personal use reported to cover fuel and maintenance charges.
(13)	Includes premiums paid for executive medical coverage that exceed the cost of medical coverage made available to most full-time employers based in the United States.
(14)	Includes the accrued liability of Mr. Sanger’s benefits under the Planned Gift Program ($19,506), which he receives in his capacity as a member of the Board of Directors. See Director Compensation and Benefits for a description of the Program’s material terms and how the cost is calculated.
(15)	Includes the nominal cost of welcome gifts received at business-related functions.
(16)	Includes commercial airfare and incremental cost of food and activities related to spousal attendance at business functions.

The following table describes the potential range of annual cash incentive awards for fiscal 2007 performance and equity awards granted in fiscal 2007 for fiscal 2006 performance. The Compensation Discussion and Analysis includes additional information about equity awards granted in fiscal 2008 for fiscal 2007 performance.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2007

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) (7) ($)

Name	Grant Date		Target ($)	Maximum ($)

S. W. Sanger	6/26/2006	(1)	1,954,969	2,513,531	—	—	—	—	—
	6/26/2006	(2)	—	—	15,897	—	—	—	814,880
	6/26/2006	(3)	—	—	—	468,750	51.26	51.50	5,034,375
	6/26/2006	(4)	—	—	39,063	—	—	—	2,002,369

J. A. Lawrence	6/26/2006	(1)	762,300	980,100	—	—	—	—	—
	6/26/2006	(2)	—	—	5,431	—	—	—	278,393
	6/26/2006	(3)	—	—	—	137,500	51.26	51.50	1,476,750
	6/26/2006	(4)	—	—	11,250	—	—	—	576,675
	6/01/2006	(5)	—	—	25,000	—	—	—	1,294,250

K. J. Powell	6/26/2006	(1)	1,029,000	1,323,000	—	—	—	—	—
	6/26/2006	(2)	—	—	5,293	—	—	—	271,319
	6/26/2006	(3)	—	—	—	156,250	51.26	51.50	1,678,125
	6/26/2006	(4)	—	—	12,500	—	—	—	640,750

R. G. Darcy	6/26/2006	(1)	525,000	675,000	—	—	—	—	—
	6/26/2006	(2)	—	—	4,073	—	—	—	208,782
	6/26/2006	(3)	—	—	—	93,750	51.26	51.50	1,006,875
	6/26/2006	(4)	—	—	7,500	—	—	—	384,450
	6/01/2006	(5)	—	—	20,000	—	—	—	1,035,400

J. J. Rotsch	6/26/2006	(1)	525,000	675,000	—	—	—	—	—
	6/26/2006	(2)	—	—	3,885	—	—	—	199,145
	6/26/2006	(3)	—	—	—	93,750	51.26	51.50	1,006,875
	6/26/2006	(4)	—	—	7,500	—	—	—	384,450
	6/01/2006	(5)	—	—	20,000	—	—	—	1,035,400

(1)	Range of Annual Cash Incentive Awards for Fiscal 2007 Performance. Includes targets established on June 26, 2006 for annual cash incentive awards under the Executive Incentive Plan based on fiscal 2007 performance. Actual payouts are described in the Summary Compensation Table.
Target payout assumes median performance in relation to the Company’s performance peer group,

which translates to a Corporate Performance Rating of 1.50 and an Individual Performance Rating of 1.40. Maximum payout assumes superior performance, which translates to a Corporate Performance Rating of 1.80 and an Individual Performance Rating of 1.50. There is no minimum payout. For more information on how incentive awards are calculated based on performance ratings, see the Compensation Discussion and Analysis.
(2)	Annual Stock Incentive Awards for Fiscal 2006 Performance. Includes restricted stock units earned in fiscal 2006 but granted in fiscal 2007 under the Executive Incentive Plan.
(3)	Long-Term Incentive Option Awards for Fiscal 2006 Performance. Includes options earned in fiscal 2006 but granted in fiscal 2007 under the 2005 Stock Compensation Plan.
(4)	Long-Term Incentive Restricted Stock Unit Awards for Fiscal 2006 Performance. Includes restricted stock units earned in fiscal 2006 but granted in fiscal 2007 under the 2005 Stock Compensation Plan.
(5)	Reflects retention awards granted in fiscal 2007 under the 2005 Stock Compensation Plan. Restricted stock units vest in full after five years. If any executive retires prior to June 1, 2009, he forfeits his entire award, subject to the Compensation Committee’s discretion. Restricted stock units earn dividend equivalents equal to regular dividends paid on our common stock.
(6)	Grant date fair value of options granted in fiscal 2007 equals $10.74 per share based on the Black-Scholes option-pricing model. The following assumptions were used in the calculation: options will be held for eight years; dividend yield of 2.8% annually; a risk-free interest rate of 5.3%; and expected price volatility of 19.7%. The values shown have not been adjusted to reflect that these options are subject to forfeiture.
(7)	Grant date fair value of restricted stock units granted prior to January 1, 2007 equals the average of the high and low sales price of our common stock on the New York Stock Exchange on the grant date. The values shown have not been adjusted to reflect that these units are subject to forfeiture.

The long-term and annual stock incentive awards described above reflect a 25% increase from base or target levels due to the fiscal 2006 Corporate Performance Rating. Information on other terms of these awards are described under “Pay and Performance Relationship” in the Compensation Discussion and Analysis. See Potential Payments Upon Termination for a discussion of how equity awards are treated under various termination scenarios.

The following table summarizes the total outstanding equity awards as of May 27, 2007 for each of the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards(2)				Stock Awards(2)

				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
		Number of Securities Underlying Unexercised Options (#)
Name	Vesting Date(1)	Exercisable	Unexercisable

S.W. Sanger	06/01/2007	—	—	—	—	12,980	780,747
	12/15/2007	—	—	—	—	39,063	2,349,639
	06/01/2008	—	—	—	—	8,634	519,335
	12/13/2008	—	—	—	—	34,375	2,067,656
	06/01/2009	—	—	—	—	8,514	512,117
	06/26/2010	—	—	—	—	39,063	2,349,639
	06/26/2010	—	—	—	—	15,897	956,205
	06/23/2003	27,876	0	35.1550	07/22/2008	—	—

		Option Awards(2)				Stock Awards(2)

		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Name	Vesting Date(1)	Exercisable	Unexercisable

	08/01/2002	71,800	0	30.9550	09/01/2008	—	—
	12/14/2002	400,000	0	37.1100	01/14/2009	—	—
	06/28/2003	26,208	0	40.1100	07/28/2009	—	—
	08/02/2003	209,750	0	41.5000	09/01/2009	—	—
	12/13/2003	500,000	0	34.5600	01/13/2010	—	—
	06/26/2004	31,686	0	38.1900	07/26/2010	—	—
	08/01/2004	229,125	0	34.7200	09/01/2010	—	—
	12/18/2004	525,000	0	40.4700	01/18/2011	—	—
	08/01/2005	94,050	0	43.7900	09/01/2011	—	—
	12/17/2005	625,000	0	49.6100	01/17/2012	—	—
	12/16/2006	500,000	0	43.8600	01/16/2013	—	—
	12/15/2007	0	468,750	46.1050	01/15/2014	—	—
	12/13/2008	0	412,500	46.9700	01/13/2015	—	—
	06/26/2010	0	468,750	51.2600	07/26/2016	—	—
J.A. Lawrence	06/01/2007	—	—	—	—	4,867	292,750
	12/15/2007	—	—	—	—	9,766	587,425
	06/01/2008	—	—	—	—	3,145	189,172
	12/13/2008	—	—	—	—	8,594	516,929
	06/01/2009	—	—	—	—	3,075	184,961
	06/01/2011	—	—	—	—	25,000	1,503,750
	06/26/2010	—	—	—	—	11,250	676,688
	06/26/2010	—	—	—	—	5,431	326,675
	10/19/2003	200,000	0	34.9219	11/19/2008	—	—
	12/14/2002	100,000	0	37.1100	01/14/2009	—	—
	06/28/2003	6,892	0	40.1100	07/28/2009	—	—
	08/02/2003	26,500	0	41.5000	09/01/2009	—	—
	12/13/2003	125,000	0	34.5600	01/13/2010	—	—
	06/26/2004	11,996	0	38.1900	07/26/2010	—	—
	08/01/2004	37,125	0	34.7200	09/01/2010	—	—
	12/18/2004	134,000	0	40.4700	01/18/2011	—	—
	08/01/2005	14,800	0	43.7900	09/01/2011	—	—
	12/17/2005	156,250	0	49.6100	01/17/2012	—	—
	12/16/2006	125,000	0	43.8600	01/16/2013	—	—
	12/15/2007	0	117,118	46.1050	01/15/2014	—	—
	12/13/2008	0	103,125	46.9700	01/13/2015	—	—
	06/26/2010	0	137,500	51.2600	07/26/2016	—	—
K.J. Powell	06/01/2007	—	—	—	—	2,437	146,586
	12/15/2007	—	—	—	—	4,633	278,675
	06/01/2008	—	—	—	—	2,028	121,984
	12/13/2008	—	—	—	—	8,594	516,929
	06/01/2009	—	—	—	—	3,317	199,518
	06/26/2010	—	—	—	—	12,500	751,875
	06/26/2010	—	—	—	—	5,293	318,374
	12/08/2002	35,590	0	37.9063	01/08/2008	—	—
	06/22/2003	4,812	0	35.1550	07/22/2008	—	—
	08/01/2002	23,200	0	30.9550	09/01/2008	—	—
	12/14/2002	60,000	0	37.1100	01/14/2009	—	—
	06/28/2003	4,960	0	40.1100	07/28/2009	—	—
	08/02/2003	26,500	0	41.5000	09/01/2009	—	—

		Option Awards(2)				Stock Awards(2)

		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Name	Vesting Date(1)	Exercisable	Unexercisable

	12/13/2003	75,000	0	34.5600	01/13/2010	—	—
	06/26/2004	3,636	0	38.1900	07/26/2010	—	—
	08/01/2004	16,250	0	34.7200	09/01/2010	—	—
	12/18/2004	77,000	0	40.4700	01/18/2011	—	—
	08/01/2005	7,600	0	43.7900	09/01/2011	—	—
	12/17/2005	76,250	0	49.6100	01/17/2012	—	—
	12/16/2006	60,300	0	43.8600	01/16/2013	—	—
	12/15/2007	0	55,594	46.1100	01/15/2014	—	—
	12/13/2008	0	103,125	46.9700	01/13/2015	—	—
	06/26/2010	0	156,250	51.2600	07/26/2016	—	—
R.G. Darcy	06/01/2007	—	—	—	—	3,080	185,262
	12/15/2007	—	—	—	—	5,860	352,479
	06/01/2008	—	—	—	—	2,121	127,578
	12/13/2008	—	—	—	—	5,157	310,194
	06/01/2009	—	—	—	—	2,063	124,089
	06/01/2011	—	—	—	—	20,000	1,203,000
	06/26/2010	—	—	—	—	7,500	451,125
	06/26/2010	—	—	—	—	4,073	244,991
	06/22/2003	5,948	0	35.1550	07/22/2008	—	—
	08/01/2002	19,200	0	30.9550	09/01/2008	—	—
	12/14/2002	60,000	0	37.1100	01/14/2009	—	—
	06/28/2003	6,032	0	40.1100	07/28/2009	—	—
	08/02/2003	23,750	0	41.5000	09/01/2009	—	—
	12/13/2003	75,000	0	34.5600	01/13/2010	—	—
	06/26/2004	6,542	0	38.1900	07/26/2010	—	—
	08/01/2004	18,625	0	34.7200	09/01/2010	—	—
	12/18/2004	80,000	0	40.4700	01/18/2011	—	—
	08/01/2005	7,200	0	43.7900	09/01/2011	—	—
	12/17/2005	93,750	0	49.6100	01/17/2012	—	—
	12/16/2006	75,000	0	43.8600	01/16/2013	—	—
	12/15/2007	0	70,313	46.1050	01/15/2014	—	—
	12/13/2008	0	61,875	46.9700	01/13/2015	—	—
	06/26/2010	0	93,750	51.2600	07/26/2016	—	—
J.J. Rotsch	06/01/2007	—	—	—	—	2,893	174,014
	12/15/2007	—	—	—	—	5,860	352,479
	06/01/2008	—	—	—	—	1,872	112,601
	12/13/2008	—	—	—	—	5,157	310,194
	06/01/2009	—	—	—	—	1,818	109,353
	06/01/2011	—	—	—	—	20,000	1,203,000
	06/26/2010	—	—	—	—	7,500	451,125
	06/26/2010	—	—	—	—	3,885	233,683
	12/18/2002	60,000	0	37.9063	01/08/2008	—	—
	06/22/2003	5,724	0	35.1550	07/22/2008	—	—
	08/01/2002	19,800	0	30.9550	09/01/2008	—	—
	12/14/2002	60,000	0	37.1100	01/14/2009	—	—
	06/28/2003	5,736	0	40.1100	07/28/2009	—	—
	08/02/2003	23,750	0	41.5000	09/01/2009	—	—
	12/13/2003	75,000	0	34.5600	01/13/2010	—	—
	06/26/2004	6,442	0	38.1900	07/26/2010	—	—

		Option Awards(2)				Stock Awards(2)

		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Name	Vesting Date(1)	Exercisable	Unexercisable

	08/11/2004	17,250	0	34.7200	09/01/2010	—	—
	12/18/2004	80,000	0	40.4700	01/18/2011	—	—
	08/01/2005	8,200	0	43.7900	09/01/2011	—	—
	12/17/2005	93,750	0	49.6100	01/17/2012	—	—
	12/16/2006	75,000	0	43.8600	01/16/2013	—	—
	12/15/2007	0	70,313	46.1050	01/15/2014	—	—
	12/13/2008	0	61,875	46.9700	01/13/2015	—	—
	06/26/2010	0	93,750	51.2600	07/26/2016	—	—

(1)	Options, restricted stock and restricted stock units vest in their entirety four or five years after the grant date.
(2)	Excludes incentive equity awards earned in fiscal 2007 but granted in fiscal 2008.
(3)	Market value of unvested restricted stock and restricted stock units equals the closing sales price of the common stock on the New York Stock Exchange at fiscal year end ($60.15) multiplied by the number of shares or units.

The following table summarizes the option awards exercised and restricted stock and restricted stock units vested during fiscal 2007 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2007

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

S.W. Sanger	775,008	18,232,377	10,207	528,365
J.A. Lawrence	—	—	3,982	206,129
K.J. Powell	92,190	2,227,817	2,374	122,890
R.G. Darcy	71,392	1,464,651	2,331	120,664
J.J. Rotsch	107,036	2,632,545	2,218	114,815

(1)	Value realized equals the average of the high and low sales price of our common stock on the New York Stock Exchange on the exercise date, less the exercise price, multiplied by the number of shares exercised.
(2)	Messrs. Sanger, Powell and Rotsch deferred all shares acquired on vesting of their equity awards. For more information on the terms of deferral, see Nonqualified Deferred Compensation.
(3)	Value realized equals the average of the high and low sales price of our common stock on the New York Stock Exchange on the vesting date multiplied by the number of restricted shares or units vested.

PENSION BENEFITS

The Company maintains two defined benefit pension plans that include named executive officers:

•	The General Mills Pension Plan (“Pension Plan”) is a tax-qualified plan available generally to salaried employees in the United States that provides benefits based on a formula that yields an annual amount payable over the participant’s life.
•	The Supplemental Retirement Plan of General Mills, Inc. (“Supplemental Retirement Plan”) provides benefits based on the Pension Plan formula in excess of the Internal Revenue Code limits placed on annual benefit amounts and annual compensation under the Pension Plan.

The following table shows present value of accumulated benefits that named executive officers are entitled to under the Pension Plan and Supplemental Retirement Plan.

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)

S.W. Sanger (3)	Pension Plan	33.2828	1,141,191	—
	Supplemental Retirement Plan	33.2828	14,520,945	—
J.A. Lawrence(4)	Pension Plan	8.6183	221,026	—
	Supplemental Retirement Plan	8.6183	1,029,413	—
K.J. Powell (5)	Pension Plan	27.7823	650,265	—
	Supplemental Retirement Plan	27.7823	2,201,158	—
R.G. Darcy (3)	Pension Plan	19.7500	564,687	—
	Supplemental Retirement Plan	19.7500	1,702,966	—
J.J. Rotsch (3)	Pension Plan	33.0000	873,455	—
	Supplemental Retirement Plan	33.0000	2,392,963	—

(1)	Number of years of credited service equals number of years of actual service.
(2)	Actuarial present value is determined in accordance with the same assumptions outlined in note 13 to the Company’s financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007:
•	Discount rate equals 6.20% as of the end of fiscal 2007 and 6.55% as of the end of fiscal 2006;
•	Mortality rates based on the RP2000 Combined Healthy Mortality Table, projected to 2007 with Scale AA (post-retirement decrement only);
•	Pension Plan and Supplemental Retirement Plan assume single life annuity payments; and
•	Age 62 retirement age (unreduced benefit retirement age), discounted to current age.
(3)	Named executive officer is eligible for early retirement in both the Pension Plan and the Supplemental Retirement Plan.
(4)	Named executive officer is not eligible for early retirement.
(5)	Named executive officer is not early retirement eligible but currently qualifies for enhanced early retirement reductions under the “Rule of 70,” as described below, in both the Pension Plan and the Supplemental Retirement Plan at benefit commencement.

The Pension Plan formula provides an annual benefit amount equal to 50% of Final Average Earnings less 50% of the Social Security benefit, prorated for benefit service of less than 30 years, as discussed below. Final Average Earnings is the greater of (a) average of the highest five full calendar years’ of remuneration, and

(b) amount in (a) increased by remuneration in the partial year of termination and decreased by the same ratio of remuneration for lowest year in average. Such remuneration generally equals the salary and non-equity incentive plan compensation reported in the Summary Compensation Table plus the value of the restricted stock unit portion of annual incentive awards that vest during a measurement period. Other restricted stock unit awards and long-term incentive awards are not included in remuneration for these purposes.

Early retirement benefits are available after attaining age 55 and five years of eligibility service. The Final Average Earnings portion of the benefit is reduced by 2% per year for the first three years and by 4% per year for each year thereafter by which commencement precedes age 62. The Social Security offset portion of the benefit is reduced by 5/9% for each of the first 36 months by which commencement precedes age 65. In addition, a temporary early retirement supplement equal to the reduced Social Security benefit above is payable to age 62.

Employees that terminate prior to early retirement eligibility whose age plus years of eligibility service is greater than or equal to 70 at termination (“Rule of 70”), can commence retirement benefits as early as age 55 with early retirement reductions that are somewhat less favorable than those eligible for early retirement. Other terminations that occur prior to early retirement or Rule of 70 eligibility are eligible to commence benefits as early as age 55 with reductions that are closer to actuarial equivalence.

The Supplemental Retirement Plan provides additional supplemental pension benefits to involuntarily terminated participants in the Executive Incentive Plan if the sum of their current age and years of service equals or exceeds 75, and they are not retirement eligible. They receive a supplemental retirement benefit equal to the difference between their vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan.

All distributions under the Pension Plan and Supplemental Retirement Plan are payable in cash. There are no provisions in either Plan that allow for additional years of service above the service actually earned by a participant.

The normal form of payment under the Pension Plan for unmarried participants is a “Single Life Pension,” which provides for monthly payments for the participant’s lifetime, and for married participants, a “Joint and 50% to Survivor Pension,” which provides for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in one-half the amount. Additional forms of payment are a “Joint and 100% to Survivor Pension,” which provides for monthly payments for the participant’s lifetime and, after the participant’s death, to the participant’s designated joint pensioner for his or her lifetime in the same amount, and a “Life Annuity with Ten Year Certain,” which provides for a pension payable for the participant’s lifetime, provided that if the participant dies before 120 monthly pension payments have been made, monthly payments will continue to the participant’s beneficiary until a total of 120 payments have been made.

The normal form of payment under the Supplemental Retirement Plan for unmarried participants is a Single Life Pension, and for married participants, a Joint and 100% to Survivor Pension. A Joint and 50% to Survivor Pension is also available.

In accordance with Section 409A of the Internal Revenue Code, “key employees,” including the named executive officers, must wait a minimum of six months from their termination date to begin payment of any Supplemental Retirement Plan benefit accrued after December 31, 2004 and to receive a distribution of their Supplemental Savings Plan account.

OTHER RETIREMENT SAVINGS PLANS

In addition to the Pension Plan and Supplemental Retirement Plan (both defined benefit plans), the Company also offers the General Mills 401(k) Savings Plan (“Savings Plan”), a qualified plan available generally to salaried employees in the United States, and the Supplemental Savings Plan of General Mills, Inc. (“Supplemental Savings Plan”), a non-qualified plan. The Savings Plan provides for participant contributions, which can be matched up to 6% of earnable compensation subject to Internal Revenue Code limits. The Company match has two components, a fixed and variable match. The fixed match is 50% on the first 6% of pay. In addition, the Company may add up to another 50% after the close of each fiscal year, as an annual variable match. Company matches that cannot be deposited in the Savings Plans due to federal limitations on contributions to qualified plans are contributed to the Supplemental Savings Plan for eligible participants. The matching contributions to the Savings Plan and Supplemental Savings Plan for the named executive officers in fiscal 2007 are reported in the Summary Compensation Table. Distributions from the Savings Plan are permitted upon the earlier of termination or age 59.5. Distributions from the Supplemental Savings Plan are permitted during the calendar year when termination occurs.

NONQUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan is a non-qualified plan that provides most of our executives, including the named executive officers, with the option to defer up to 100% of base salary in certain circumstances, cash incentives, restricted stock units and restricted stock.

Participants’ deferred cash accounts earn a monthly rate of return which tracks the investment return achieved under participant-selected Savings Plan investment funds, the Jennison Long-Term Bond Portfolio or the Pooled Real Asset Fund for the prior month. Stock units in participants’ deferred stock accounts earn dividend equivalents equal to regular dividends paid on our common stock. These dividend equivalents are credited to the accounts or paid out to the participants. Dividend equivalents credited to each account are used to “purchase” additional stock units for the account at a price equal to the closing sales price of our common stock on the New York Stock Exchange on the dividend payment date.

We credit deferred accounts with additional amounts or stock units, as applicable, equal to the value of the matching contributions that we would have otherwise made to the participants’ Savings Plan and Supplemental Savings Plan accounts if the participants had not deferred compensation.

At the time of the deferral election, participants must also select a distribution date and form of distribution. Participants must start receiving distributions from deferred accounts no later than by age 70. Furthermore, in the case of deferred cash incentives, participants may not receive distributions for at least one year following the date on which the cash incentive otherwise would have been paid out. In the case of deferred equity awards, participants may not receive shares of common stock in place of stock units for at least one year following the vesting date of the award. Participants may elect to receive distributions in a single payment, installments or a combination thereof.

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

S.W. Sanger	950,447	(1)	34,511	4,491,033	6,681,964	26,528,932
J.A. Lawrence	—		928	138,076	—	222,270
K.J. Powell	—		3,092	100,813	—	276,706
R.G. Darcy	—		3,471	1,049,788	—	5,880,789
J.J. Rotsch	629,443		22,185	761,590	824,413	5,019,809

(1)	$422,082 of Mr. Sanger’s contributions has already been disclosed as base salary for fiscal 2007 in the Summary Compensation Table.

POTENTIAL PAYMENTS UPON TERMINATION

Payments and benefits received by named executive officers upon termination are governed by the arrangements described below and quantified at the end of this section. We have estimated the amounts involved assuming that the termination became effective as of the last business day of fiscal 2007. The actual amounts to be paid out can only be determined at the time of the named executive officers’ departure from the Company.

Pension Plan and Supplemental Retirement Plan

Named executive officers who are terminated for any reason receive their vested benefits under the Pension Plan and Supplemental Retirement Plan as outlined in the Pension Benefits section.

Deferred Compensation Plan

Named executive officers who are terminated for any reason receive contributions and accumulated earnings as outlined in the Nonqualified Deferred Compensation section. Amounts payable under this Plan are paid in accordance with the distribution date and form of distribution elected by the named executive officer at time of deferral.

Executive Survivor Income Plan

In the event that a named executive officer dies, his or her surviving spouse, or dependents if there is no surviving spouse, receive a monthly benefit equal to a percentage of the named executive officer’s final average earnings under the Pension Plan (1/12 of 25% for spouses or 1/12 of 12.5% divided equally among dependents). This benefit is reduced by benefits payable under the Company’s retirement plans. The benefit valuation at the end of this section assumes payments to a surviving spouse.

Stock Compensation Plans

Under the Executive Incentive Plan and the 1998, 2003, and 2005 Stock Compensation Plans, unvested equity awards are treated as follows:

Nature of Termination	Restricted Stock Awards and Restricted Stock Units	Stock Options

Voluntary	Forfeit	Forfeit
Involuntary for Cause	Forfeit	Forfeit
Involuntary without Cause where Age + Years of Service < 70 Years	Fully vest	Fully vest for shorter of remainder of option term or one year, then forfeited
Involuntary without Cause where Age + Years of Service ≥ 70 Years	Fully vest	Normal vesting continues
Retirement – Normal and Early	Fully vest	Normal vesting continues
Death	Fully vest	Pre-June 2002 – pro-rata vest Post-June 2002 – fully vest
Change of Control	Fully vest	Fully vest for one year, then revert to normal vesting
Termination in Connection with Change of Control	Fully vested on change of control	Fully vest and remain exercisable for six months

The proposed 2007 Stock Compensation Plan treats unvested equity awards as outlined above, except that in the event of a change of control, stock options and stock appreciation rights become fully exercisable for one year and restricted stock and restricted stock units become fully vested subject to double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years of the change of control. However, if the Company’s stock will cease to exist as a result of the change of control, and the acquirer does not provide an adequate replacement security, the equity awards will vest immediately prior to the consummation of the change of control.

Health Benefits

The named executive officers are covered under an executive insurance plan which provides them, as well as their spouses and dependents, with medical and dental coverage. Upon retirement, or involuntary termination without cause, they and their spouses and dependents receive a continuation of this benefit for the remainder of their lives or until they fail to qualify as dependents, if sooner. Access to these medical benefits continues for the spouses and dependents after the named executive officer’s death. If a named executive officer is terminated in connection with a change of control, he or she receives a continuation of the medical benefit for two years under the Severance Plan described below. The benefit valuation at the end of this section includes the actuarial present value of executive insurance plan coverage where it continues indefinitely, and the cost of the coverage where it continues for a specified period.

If the named executive officers are placed on disability leave, they and their spouses and dependents receive a continuance of their executive insurance plan coverage for the duration of the leave.

Executive Severance Pay and Benefits Program

In June 2007, the Company established the General Mills Separation Pay and Benefits Program for Officers (the “Severance Plan”), which formalized the severance payments and benefits for all corporate executives including the named executive officers.

For the named executive officers, the Severance Plan provides a continuation of base salary, bonus, health benefits and outplacement assistance for a severance period of two years following an involuntary termination other than for cause, death or disability. The Severance Plan also provides for a pro-rated bonus in the year of termination based on actual results for the year. Base salary and bonus continuation payments are made monthly over two years. Medical and dental benefits are maintained by the Company for two years, or if the executive cannot be included in the Company’s plans, the Company pays the executive an amount sufficient to permit them to obtain privately the same level of benefit.

In the event of a change of control and either (i) an involuntary termination other than for cause, death or disability or (ii) voluntary termination for good reason within two years after a change of control, select senior executives, including each named executive officer, will receive a lump sum payment equal to two years of base salary and average annual bonus payable within 30 days of termination, rather than a continuation of these payments, in addition to the other benefits described above.

In the event of a change of control, the Severance Plan also provides for a lump sum cash payment in an amount necessary to ensure that any compensation received upon a change of control is not reduced by the imposition of excise taxes payable under Internal Revenue Code Section 4999. However, if the total amount of compensation is less than 110% of the threshold amount established by the Internal Revenue Service, the amount will be reduced so that it does not trigger the payment of any excise tax.

As a condition of receiving benefits under the Severance Plan, the named executive officers are required to sign a one-year non-competition agreement and agree to maintain the confidentiality of Company information indefinitely.

As of fiscal year end, all of the named executive officers except for Mr. Powell had Management Continuity Agreements providing for change of control payments and benefits. These named executive officers subsequently terminated their Management Continuity Agreements in favor of the Severance Plan. The Severance Plan reduces the change of control payments and benefits that were available under the Management Continuity Agreements:

•	The Severance Plan provides for two rather than three times the executives’ annual base salary and bonus;
•	It does not provide for an additional benefit under the Pension Plan and Supplemental Retirement Plan as if the executives’ employment continued for three years after termination; and
•	Continuation of medical benefits is limited to a two-year rather than a three-year period, or until their 65th birthday if earlier.

The Management Continuity Agreements also provided for lump sum cash payments to offset any excise taxes payable because of the severance payments and benefits. The Severance Plan added a requirement to reduce these payments so as not to trigger excise taxes when the payments are less than 110% of the threshold amount for triggering excise taxes.

For the purposes of the Severance Plan, “change of control” includes:

•	Certain acquisitions of 20% or more of the voting power of securities entitled to vote in the election of directors;
•	Changes in a majority of the incumbent directors (including directors approved by a majority of the incumbents);
•	Certain reorganizations, mergers, asset sales or other transactions that result in existing stockholders owning less than 60% of the Company’s outstanding voting securities; or
•	A complete liquidation of the Company.

For the purposes of the Severance Plan, “good reason” includes:

•	Material diminishment of the executive’s position, authority, duties or responsibilities;
•	Decrease in base salary, annual bonus and/or long-term incentive opportunity;
•	Certain required relocations; or
•	Failure to bind successors to the Severance Plan.

Summary

The payments and benefits for the named executive officers under each termination scenario are outlined below. “Earned Benefits” include payments and benefits that the named executive officers would have already earned during their employment with us and that they would be entitled to under any circumstances, including involuntary termination for cause and voluntary resignation. “Earned Benefits” exclude any “Additional Benefits” which would be triggered by their termination under specific circumstances.

Termination and Change of Control Payments and Benefits

Benefit or Payment	Retirement	Involuntary Not For Cause Termination	Death	Change of Control under New Severance Plan

Earned Benefits:
Prorated Bonus	•	•	•	•
Unused Vacation Pay	•	•	•	•
Deferred Compensation Plan Contributions and Earnings	•	•	•	•
Vested Benefits in the Pension Plan and Supplemental Retirement Plan	•	•	•	•
Additional Benefits:
Vesting of Unvested Restricted Stock Awards and Restricted Stock Units(1)	Immediate	Immediate	Immediate	Double Trigger(3)
Vesting of Unvested Stock Options(2)	Continued	Rule of 70(4)	Immediate	Double Trigger(3)
Medical Benefits	Continued	Continued	None	2 Years’ Continuance
Spouse/Dependent Medical Benefits	Continued	Continued	Continued	2 Years’ Continuance
Pay Continuance	None	2 Years’ Salary & Bonus	None	2 Years’ Salary & Bonus
Pension	None	•(5)	None	None
Outplacement Assistance	None	•	None	•
Financial Counseling	1 Year	•(6)	1 Year	None
Company Car Purchase Option	•	•	None	None
Executive Survivor Income Plan	None	None	•	None
Office Space and Administrative Assistant	CEO Only	None	None	None
Excise Tax & Gross-Up	None	None	None	Conditional

(1)	For vesting of unvested restricted stock awards and restricted stock units, the values included in the table below are based on the number of restricted shares and restricted stock units that would have vested on the last business day of fiscal 2007, multiplied by the closing sales price of the Company’s common stock on the New York Stock Exchange as of that date ($60.15).
(2)	For vesting of unvested stock options, the values included in the table below are based on the number of options that would have vested on the last business day of fiscal 2007, multiplied by the difference between the exercise price and the closing sales price of the Company’s common stock on the New York Stock Exchange as of that date ($60.15).
(3)	Under the 2003 and 2005 Stock Compensation Plans, equity awards fully vest upon a change of control. Under the proposed 2007 Stock Compensation Plan, two conditions would be necessary for vesting to accelerate on equity awards: (1) a change of control and (2) involuntary termination or voluntary termination with good reason within two years of the change of control. However, if the Company’s securities on which these awards are based cease to exist and the acquiring company does not replace the awards with new awards with substantially the same value and terms, the equity awards become immediately vested as of the change of control.
(4)	Under the Rule of 70, if the sum of a named executive officer’s age and years of service is equal to or exceeds 70, stock options continue to vest normally and remain exercisable for the full remaining term. If a named executive officer does not meet the Rule of 70, all stock options fully vest and remain exercisable for one year. Only Mr. Lawrence did not qualify under the Rule of 70 as of the last business day of fiscal 2007.
(5)	Under the Rule of 75, if the sum of a named executive officer’s age and years of service is equal to or exceeds 75 and he is involuntarily terminated before age 55, he receives a supplemental retirement benefit equal to the difference between his vested deferred pension benefit and a benefit determined under the early retirement provisions of the Pension Plan assuming he was 55. Mr. Powell was eligible for this benefit for another two years as of the last business day of fiscal 2007.
(6)	Financial counseling is only available if the named executive officer is also retirement eligible.

The following table outlines the total value of payments and benefits that the named executive officers would receive in addition to Earned Benefits under various termination scenarios:

Name	Retirement on 5/25/2007 ($)	Involuntary Not For Cause Termination on 5/25/2007 ($)	Death on 5/25/2007 ($)	Change of Control under New Severance Plan on 5/25/2007(1)(2) ($)

S.W. Sanger	10,994,331	18,541,206	26,140,420	33,344,441
J.A. Lawrence	—	12,029,590	11,751,998	13,959,433
K.J. Powell	2,811,301	7,230,629	6,565,018	10,013,240
R.G. Darcy	3,768,339	6,147,468	6,342,300	8,089,723
J.J. Rotsch	3,639,769	5,998,065	5,953,582	8,019,453

(1)	The named executive officers’ change of control benefits under the Severance Plan adopted in June 2007 are shown. By voluntarily terminating their Management Continuity Agreements in favor of the Severance Plan, the named executive officers reduced their change of control benefits.
(2)	The value of medical benefits is limited to the cost of coverage guaranteed under the Severance Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of May 27, 2007 with respect to our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b) (4)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	42,383,331	(1)(2)	$43.34	8,679,385	(5)(6)
Equity compensation plans not approved by security holders	16,657,455	(2)(3)	$42.51	—

Total	59,040,786		$43.09	8,679,385

(1)	Includes 37,561,651 stock options; 4,532,675 restricted stock awards or units and 289,005 restricted stock awards or units that have vested and been deferred. These awards were granted under the following stockholder-approved plans: 2006 Compensation Plan for Non-Employee Directors, 2005 Stock Compensation Plan and Executive Incentive Plan; and the following stockholder-approved plans which have been discontinued: Stock Option and Long-Term Incentive Plan of 1993, 1995 Salary Replacement Stock Option Plan, 1996 Compensation Plan for Non-Employee Directors, 1998 Senior Management Stock Plan, 2001 Compensation Plan for Non-Employee Directors and 2003 Stock Compensation Plan. No future awards may be granted under any of the discontinued plans.
(2)	Values shown have been reduced to reflect forfeitures, cancellations and expirations of equity awards. Stock option forfeitures, cancellations, and expirations were 332,626 in fiscal 2007; 619,633 in fiscal 2006; and 1,062,738 in fiscal 2005. Restricted stock unit forfeitures and cancellations were 159,834 in fiscal 2007; 171,434 in fiscal 2006; and 130,325 in fiscal 2005.
(3)	Includes 16,211,552 stock options; 253,206 restricted stock awards or units and 192,697 restricted stock awards or units that have vested and been deferred. These awards were granted under our 1998 Employee Stock Plan, which was used to attract and retain employees, and to align their interests with those of stockholders. These awards include stock options granted to a broad group of employees in fiscal 2000 and 2002, and grants in lieu of salary increases and certain other compensation and benefits. The 1998 Employee Stock Plan was discontinued in September 2003, and no future awards may be granted thereunder.
(4)	Weighted-average exercise prices identified in column (b) do not take into account restricted stock awards or units. Weighted average term of outstanding options is 4.68 years.
(5)	Includes stock options, restricted stock, restricted stock units and common stock that may be awarded under our 2005 Stock Compensation Plan. The Plan had 8,100,385 shares available for grant at fiscal year end, which were reduced by subsequent grants described in footnote (6). Only 2,027,896 of these shares may be issued as restricted stock or restricted stock units. Also includes stock options and restricted stock units that may be awarded under our 2006 Compensation Plan for Non-Employee Directors, which had 579,000 shares available for grant at fiscal year end. Only 164,000 of these shares may be issued as restricted stock units. Excludes shares that would be available under the Executive Incentive Plan, based on Company and individual performance subject to certain limits, and shares that would be available under the 2007 Stock Compensation Plan, which is subject to stockholder approval at the Annual Meeting.

(6)	After fiscal year end, the Company used shares available under our 2005 Stock Compensation Plan to issue annual and long-term incentive equity awards to its employees based on fiscal 2007 performance. 5,342,598 options and 1,487,170 restricted stock units were issued. Both the options and the restricted stock units had a four-year cliff vesting schedule. The awards reduced the number of shares currently available under the 2005 Stock Compensation Plan. As of July 13, 2007, there were:
•	58,695,252 options outstanding with a weighted average price of $44.55 and a weighted average remaining term of 5.1 years, of which 506,224 options will expire prior to the Annual Meeting.
•	6,180,648 unvested restricted stock units, of which 940,847 units will expire shortly after the Annual Meeting.
•	1,205,217 shares remain available for issuance under the 2005 Stock Compensation Plan.

However, no additional shares will be issued under this Plan after the Annual Meeting if the 2007 Stock Compensation Plan is approved.

Our common shares outstanding as of July 26, 2007, the record date for the Annual Meeting, was approximately 325,796,537 shares. This figure does not include approximately 14 to 17 million shares that the Company intends to issue in October 2007 in satisfaction of a forward purchase contract with an affiliate of Lehman Brothers Holdings, Inc. For more information on the terms of this expected issuance, see note 9, “Minority Interests,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended May 27, 2007. However, the number of common shares outstanding as of the record date does reflect reductions as a result of share repurchases from May through July 2007 to offset potential dilution resulting from the expected issuance of the 14 to 17 million shares.

PROPOSAL NUMBER 3

ADOPTION OF THE 2007 STOCK COMPENSATION PLAN

Introduction

Stockholders are asked to vote to adopt the General Mills, Inc. 2007 Stock Compensation Plan (the “2007 Plan”). The 2007 Plan is intended to replace the General Mills, Inc. 2005 Stock Compensation Plan (the “2005 Plan”), which terminates according to its terms on December 31, 2007. If the 2007 Plan is approved by stockholders, no additional shares will be issued under the 2005 Plan. Shares which are forfeited, cancelled or terminated under the 2005 Plan (or other prior plans) will not be available for future grant.

The purpose of the 2007 Plan is to provide a compensation program that:

•	Attracts and retains management talent capable of achieving consistently superior business results; and
•	Aligns the interests of Company managers with those of stockholders by linking a portion of their compensation directly to increases in stockholder value.

The Company has long had an ownership culture in which its managers are expected to build and hold significant amounts of General Mills stock over the course of their careers, thereby aligning their interests with those of non-employee stockholders. Senior executives are expected to own more than five times their base salary in Company stock, and the stock ownership target for the Chief Executive Officer is double this amount (ten times base salary); actual stock ownership by senior executives on average is more than triple these ownership expectations. Our vesting period for stock options and restricted stock units granted to managers is the longest in the consumer products industry (four-year cliff vesting versus the three-year ratable vesting which is the most common industry practice). Our average stock option holding time by Company managers is also the longest in the consumer products industry, with the average stock option held for eight years of its 10-year life, with an unusually high percentage of stock options not exercised until well into the final year.

The Company takes its stock compensation program deeper into its organization than do most other companies, with more than 30% of all employees in professional positions participating in our stock compensation programs. Because a portion of annual incentives is paid in restricted stock units, and because the Company currently does not have a multi-year cash incentive plan as part of its long-term incentive structure like a number of our compensation peer group companies, General Mills is heavily reliant on stock compensation both to motivate long-term performance and to pay Company managers competitively versus market practices.

Since the adoption of the 2005 Plan, which was approved by Company stockholders by a 78% vote, General Mills has made important progress versus all four of its key measures of corporate performance: net sales growth, segment operating profit growth, earnings-per-share growth, and improvement in return-on-capital. During the same time period, our voluntary professional turnover for our more than 2,500 stock plan participants has been below 3% per year, less than half the rate of turnover experienced by other major companies. We believe the ownership culture that has been created at General Mills motivates the achievement of superior Company performance, and also plays an essential role in our superior ability to retain top talent.

To continue the acceleration in Company growth and financial performance that has been achieved over the life of the expiring 2005 Plan, it is important that the 2007 Plan be adopted by stockholders to ensure the Company has sufficient shares authorized for issuance to current employees and the new employees we will be adding. The key features of the recommended 2007 Plan are as follows:

•	The 2007 Plan’s two-year term allows stockholders more frequent input on compensation programs and equity awards. As with the 2003 and 2005 Plans, the 2007 Plan has a term of approximately two years and would be scheduled to expire in 2009. General Mills would then be required to seek stockholder approval for the issuance of any additional shares under the 2007 Plan or for the adoption of a new stock compensation plan.
•	Overall terms of the 2007 Plan are nearly identical to the 2003 and 2005 Plans, which were approved by stockholders by wide vote margins (87% and 78% respectively of the votes cast). Like the 2003 and 2005 Plans, the 2007 Plan has a two-year term and limits the issuance of restricted stock and restricted stock units to 25% of authorized shares. Any full value award settled in stock above that limit decreases the number of authorized shares by five shares for each share granted.
•	The 2007 Plan will further reduce annual share usage. The 2007 Plan requests the authorization of 10 million shares (or approximately 3.1% of outstanding shares) versus the 15 million requested in the 2003 and 2005 Plans. This reduction by 33% in the shares requested reflects the Company’s intent to further moderate stock compensation share usage during the term of the 2007 Plan.
•	Upon approval of the 2007 Plan, no further grants will be made from the 2005 Plan. Approximately 1.2 million ungranted shares remaining in the 2005 Plan will no longer be available for grant. All new stock grants will be made from the 2007 Plan.
•	The 2007 Plan will not result in additional share dilution. General Mills will continue its long standing practice of opportunistically repurchasing shares of its common stock far in excess of new shares issued under the Company’s stock compensation plans. General Mills has repurchased more than 10% of its outstanding shares (in excess of 40 million shares) over the term of the expiring 2005 Plan. With future repurchases, we don’t expect there to be further dilution of Company shares as a result of the adoption of the 2007 Plan.
•	The 2007 Plan incorporates a broad range of compensation and governance best practices, such as a limit on restricted stock and restricted stock unit awards; no discounted options or stock appreciation rights; prohibition on repricing; no reload options or loans to pay for awards; no dividend rights on options or stock appreciation rights; no transfer of shares for consideration to third parties; and more restrictive share counting provisions which prohibit counting of shares on a net basis for issuance of options and stock appreciation rights.
•	The 2007 Plan incorporates other practices that are not common among our peers but that are in stockholders’ interests, including a four-year cliff vesting schedule for awards, a double-trigger requirement for change of control vesting and a prohibition on reusing shares which are cancelled under prior plans.

General Mills has significantly reduced both its annual share usage and its stock overhang during the terms of the 2003 and 2005 Stock Compensation Plans. Annual share usage (as a percent of shares outstanding) has been cut in half since the adoption of the 2003 Stock Compensation Plan to a current annual target level of 1.6% and a maximum limit of 2.0%. Our stock overhang (shares granted plus shares available for a grant) has been reduced by more than 30% since the adoption of the 2003 Plan and is 16.4%. Since the beginning of fiscal 2006, we have reduced shares of common stock outstanding by 8.0% from approximately 370 million shares to 340 million shares. Without this sizeable reduction in shares outstanding, the decreases in annual shares usage and stock overhang would have been even greater. Approximately 20% of our outstanding equity awards were issued as part of all-employee grants, salary replacement programs or as grants that required a matching stock ownership commitment. We are implementing changes to our long-term incentive programs concurrently with the adoption of the 2007 Plan which will further moderate our annual share usage and overall stock overhang over the two-year term of the 2007 Plan.

Summary of Major Features of the 2007 Plan

A summary of the major features of the 2007 Plan that follows is subject to the full text of the 2007 Plan that is contained in Appendix A to this Proxy Statement.

Plan Term:	September 24, 2007 through December 31, 2009
Eligible Participants:	Employees selected by the Compensation Committee (typically managers and above)
Shares Authorized:	10,000,000 shares of General Mills common stock
Shares Authorized as a Percent of Outstanding Common Stock:	Approximately 3.1% at July 26, 2007
Recent Market Value per Share:	$55.61 closing sales price on the New York Stock Exchange at July 26, 2007
Award Types:	(1) Non-qualified stock options with a term no longer than 10 years and one month, (2) Restricted stock, (3) Unrestricted stock, (4) Restricted stock units that provide the right to receive cash or stock as determined by the Compensation Committee and (5) Stock appreciation rights which may be paid in cash or stock as determined by the Compensation Committee.

Award Limits:	Restricted stock and restricted stock units settled in shares of common stock are limited to 25% of the total number of shares available, subject to the share counting provisions below.

Awards representing 1,000,000 shares or units in the aggregate may be issued to any single participant per fiscal year.

The total value of performance-based restricted stock or restricted stock units granted to any single participant for a fiscal year will not exceed 0.5% of the Company’s net earnings for that fiscal year.

Up to 10,000 total unrestricted shares may be issued each calendar year to selected employees as a bonus or reward. No single employee may receive over 100 shares as recognition awards over the 2007 Plan’s term. These employees typically would not participate in the 2007 Plan otherwise.
Share Counting:	Shares subject to stock options and stock appreciation rights will reduce the shares available for awards by one share for every one share granted.

Restricted stock and restricted stock units settled in shares of common stock reduce the shares available for awards by one share for every one share awarded, up to 25% of the total number of shares available; beyond that, the number of shares available for awards will be reduced by five shares for every one share of restricted stock or restricted stock units settled in shares of common stock.

Awards settled in cash do not count against the pool of available shares.

Shares tendered or withheld to pay taxes or an option’s exercise price are not available for re-issuance.

Forfeited awards are not counted against the maximum.

Cancelled, terminated, forfeited or expired shares under prior plans cannot be reissued under the 2007 Plan.
Vesting:	Determined by Compensation Committee, but not less than four years.

In the event of a change of control, stock options and stock appreciation rights become fully exercisable for one year and restricted stock and restricted stock units become fully vested subject to double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years after a change of control. However, if the Company’s stock will cease to exist as a result of the change of control, and there is not an adequate replacement security, the equity awards will vest immediately prior to the consummation of the change of control.
Deposits:	The Compensation Committee may require deposits of General Mills common stock owned by the participant as a condition to restricted stock and restricted stock unit awards.

Not Permitted Without Stockholder Approval:	(1) Increases in the number of shares authorized; (2) Grants of stock options or stock appreciation rights having an exercise price below fair market value; (3) Repricing of stock options or stock appreciation rights; (4) Changes to the per person share limit; or (5) Re-use of shares tendered for stock option exercises or the payment of taxes

Eligibility.    Only employees of General Mills and its subsidiaries and affiliates are eligible to receive awards under the 2007 Plan. The Compensation Committee determines which employees are eligible to participate. The primary recipients of awards under the 2007 Plan will be our officers, other key employees and managers. As of May 31, 2007 there were approximately 28,580 full- and part-time employees of General Mills and its subsidiaries, of which approximately 1,779 were officers, other key employees and managers.

Awards.    Awards under the 2007 Plan will be either performance-based and designed to comply with Section 162(m) of the Internal Revenue Code (the “Code”) or discretionary. Subject to the 2007 Plan limits, the Compensation Committee has the discretionary authority to determine the size of an award, if it will be tied to meeting performance-based requirements and if any stock appreciation rights or restricted stock units will be settled in common stock or cash. In order for any participant to be awarded restricted stock or restricted stock units based on their performance in a fiscal year, the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes of the Company for that fiscal year must be greater than zero.

Adjustments.    In the event of certain corporate transactions, including a special dividend, recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, spin-off, repurchase or exchange of our common stock or similar event affecting our common stock, the number and kind of shares granted under the 2007 Plan will be adjusted appropriately.

Exercise of Stock Options and Stock Appreciation Rights.    The exercise price of stock options and stock appreciation rights granted under the 2007 Plan may not be less than the fair market value, as defined in the 2007 Plan, of our common stock on the date of grant, and the term may not be longer than 10 years and one month. The Compensation Committee will determine at the time of grant when each stock option and each stock appreciation right becomes exercisable, provided that no stock option or stock appreciation right may be exercised less than four years from the date of grant. Payment of the exercise price of a stock option may be in cash, common stock owned by the participant, or a combination of cash and common stock. We may require, prior to issuing common stock under the 2007 Plan, that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Units.    Awards of restricted stock and restricted stock units vest, and the related restrictions lapse, at the conclusion of a specified period of continuous employment with us. This period shall be a minimum of four years from the date of grant.

Transferability.    Stock options and stock appreciation rights granted under the 2007 Plan are transferable only as provided by the rules of the Compensation Committee, by the participant’s last will and testament, or by the applicable laws of descent and distribution. Restricted stock and restricted stock units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of until the applicable restrictions lapse.

Change of Control.    In the event of a change of control, stock options and stock appreciation rights become fully exercisable for one year and restricted stock and restricted stock units become fully vested subject to double-trigger vesting: (1) the change of control must be consummated and (2) the participant must be involuntarily terminated other than for cause, death or disability, or must voluntarily terminate with good reason within two years after a change of control. However, if the Company’s stock will cease to exist as a result of the change of control, and there is not an adequate replacement security, the equity awards will vest immediately prior to the consummation of the change of control.

Termination, Death and Retirement.    Subject to certain exceptions, vested stock options and stock appreciation rights will expire three months after the termination of a participant’s employment. If a participant dies while employed by us, outstanding stock options and stock appreciation rights shall fully vest and may be exercised by the person designated in the participant’s will, or in the absence of such designation, by the participant’s estate. Unless otherwise provided by the Compensation Committee at the time of grant, if a participant retires on or after age 55 and five years of service, outstanding stock options and stock appreciation rights shall continue to vest, and the participant may exercise stock options or stock appreciation rights according to their original terms.

Subject to certain exceptions, restricted stock and restricted stock units will be forfeited if they are not vested when the participant terminates employment. If a participant dies while employed by us, restricted stock and restricted stock units shall fully vest. Unless otherwise provided by the Compensation Committee at the time of grant, if a participant retires on or after age 55 and five years of service, restricted stock and restricted stock units shall fully vest.

Administration.    The 2007 Plan will be administered by the Compensation Committee. The Compensation Committee will select employees who shall receive awards, determine the number of shares covered thereby, and establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the 2007 Plan and establish, amend and rescind any rules relating to the 2007 Plan. The Compensation Committee may delegate all or part of its responsibilities.

Amendments.    Subject to approval of the Board of Directors, where required, the Compensation Committee may terminate, amend or suspend the 2007 Plan, provided that no action may be taken by the Compensation Committee or the Board of Directors (except those described earlier in the Adjustments section) without the approval of the stockholders to:

(1)	Increase the number of shares that may be issued;
(2)	Permit granting of stock options or stock appreciation rights having an exercise price less than fair market value;
(3)	Permit the repricing of outstanding stock options or stock appreciation rights; or
(4)	Amend the maximum shares that may be granted to any participant.

U.S. Tax Consequences.    Generally, no federal income tax is payable by a participant upon the grant of a stock option or stock appreciation right and we are not entitled to claim a tax deduction upon the grant. Under current tax laws, if a participant exercises a non-qualified stock option or stock appreciation right he or she will be taxed at ordinary income rates on the difference between the fair market value of the common stock on the exercise date and the option price or, in the case of a stock appreciation right, the fair market value of the stock on the date of grant. The Company will be entitled to a corresponding deduction at the time the participant recognizes ordinary income, to the extent that the amount of income satisfies the general rules regarding deductibility of compensation.

Awards of restricted stock and restricted stock units under the 2007 Plan generally are not subject to federal income tax when awarded and the Company is not entitled to claim a tax deduction at the time of the award. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the participant properly elects to accelerate tax recognition to the date of the award. Restricted stock units are generally subject to ordinary income tax at the time of payment. In both cases, the Company is entitled to a corresponding deduction at the time the participant recognizes ordinary income, to the extent that the amount of income satisfies the general rules regarding deductibility of compensation.

Special rules may apply in the case of participants subject to Section 16(b) of the Securities Exchange Act of 1934. Unless a special election is made under the tax laws, shares of stock received pursuant to the exercise of an option or stock appreciation right may be treated as restricted for a period of up to six months after the date of exercise. Accordingly, the amount of ordinary income recognized, and the amount of the Company’s deduction, may be determined as of the end of that period.

Taxable ordinary income recognized by a participant upon exercise of a stock option or stock appreciation right, lapse of restrictions on restricted stock or payment of restricted stock units will be treated as wages subject to income and employment tax withholding.

The 2007 Plan is intended to comply with Section 409A of the Internal Revenue Code.

New Plan Benefits.    No benefits or amounts have been granted, awarded or received under the 2007 Plan that were subject to stockholder approval. In addition, the Compensation Committee will determine the number and types of awards that will be granted under the 2007 Plan. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2007 Plan is approved by our stockholders.

The Board of Directors unanimously recommends a vote FOR the adoption of the General Mills, Inc. 2007 Stock Compensation Plan.

OTHER BUSINESS

We do not know of any other matters to be presented at the 2007 Annual Meeting. If any other matter is properly presented for a vote at the 2007 Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:   Who is entitled to vote?

A:    Record holders of General Mills common stock at the close of business on July 26, 2007 may vote at the meeting. On July 26, 2007, approximately 325,796,537 shares of common stock were outstanding and eligible to vote. The shares of common stock in our treasury on that date will not be voted.

Q:   How do I vote?

A:    If you are a stockholder of record or hold stock through the General Mills 401(k) Savings Plan, you may vote using any of the following methods:

•	Via the Internet, by going to the website www.proxyvote.com and following the instructions for Internet voting on the proxy card;
•	If you reside in the United States or Canada, by dialing 800-690-6903 and following the instructions for telephone voting on the proxy card;
•	By completing and mailing your proxy card; or
•	By casting your vote in person at the meeting.

Telephone and Internet voting facilities for stockholders of record will close at noon Eastern Daylight Time on Sunday, September 23, 2007.

If you return your signed proxy card or use Internet or telephone voting before the Annual Meeting, we will vote your shares as you direct. You have three choices on each director nominee and other matters to be voted upon. You may vote (or abstain) by choosing FOR, AGAINST or ABSTAIN.

If you are a stockholder of record and do not specify on your returned proxy card or through Internet or telephone prompts how you want to vote your shares, we will vote them FOR the election of all director nominees, FOR the ratification of KPMG LLP as our independent registered public accounting firm and FOR the adoption of the 2007 Stock Compensation Plan.

If your shares are held in a brokerage account in your broker’s name (“street name”), you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, if your broker allows, submit voting instructions by telephone or the Internet. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Ballots will be passed out during the meeting to anyone who wants to vote in person at the meeting. If you hold your shares in street name, you must request a legal proxy from your broker or nominee to vote in person at the meeting.

Q:   What if I change my mind after I vote my shares?

A:    You can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440;
•	Submitting a properly signed proxy with a later date;
•	Voting by telephone or the Internet at a time following your prior telephone or Internet vote; or

•	Voting in person at the Annual Meeting.

You also may be represented by another person at the meeting by executing a proper proxy designating that person.

Q:   How will my Dividend Reinvestment Plan and General Mills 401(k) Savings Plan shares be voted?

A:    We have added the shares of common stock held by participants in our Dividend Reinvestment Plan (including shares acquired through employee payroll deductions) to the participants’ other holdings shown on their proxy cards. If a stockholder has common stock in the General Mills 401(k) Savings Plan, the proxy also serves as voting instructions to the plan trustee. Subject to its duties as plan trustee, Mellon Trust of New England, N.A., will vote allocated shares of common stock for which it has not received direction, as well as shares not allocated to individual participant accounts, in the same proportion as directed shares are voted.

Q:   What does it mean if I receive more than one proxy card?

A:    It means you have multiple accounts at the transfer agent and/or with banks or stockbrokers. Please vote all of your shares. If you would like to consolidate multiple accounts at our transfer agent, please contact Well Fargo Shareowner Services at 800-670-4763.

Q:   What will happen if I do not vote my shares?

A:    If you do not submit a properly executed proxy card, your shares will not be voted. If your shares are held in street name, your brokerage firm may vote your shares on those proposals where it has discretion to vote.

Q:   How many shares must be present to hold the meeting?

A:    At least one-half of General Mills’ outstanding common shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. We will count your shares as present at the meeting if you:

•	Are present and vote in person at the meeting; or
•	Have properly submitted a proxy card or voted by telephone or the Internet on a timely basis.

Q:   How many votes are needed to approve each item?

A:    The election of each director and ratification of the appointment of our independent registered public accounting firm require the affirmative vote of a majority of votes cast (excluding abstentions) by stockholders entitled to vote and represented at the meeting in person or by proxy. Adoption of the 2007 Stock Compensation Plan requires the affirmative vote of a majority of votes cast (excluding abstentions) by stockholders entitled to vote and represented at the meeting in person or by proxy, provided that the total number of shares that vote on the proposal represents a majority of the shares entitled to vote on the proposal.

If an incumbent director is not re-elected, the director must promptly offer his or her resignation to the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, and the Board will disclose its decision and the rationale behind it within 90 days from the certification of the election results.

Q:   How will voting on any other business be conducted?

A:    We do not know of any business to be considered at the 2007 Annual Meeting of Stockholders other than the proposals described in this Proxy Statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Stephen W. Sanger and Kendall J. Powell to vote on such matters in their discretion.

Q:   How are the votes counted?

A:    You are entitled to cast one vote for each share of common stock you own, and there is no cumulative voting. Although abstentions are counted as present at the meeting for purposes of determining whether there is a quorum under our By-laws, they are not treated as votes cast on a specific proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal on which your broker does not have discretionary authority to vote, including Proposal Number 3. In this situation, a broker non-vote occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum but will not be considered entitled to vote on the proposal in question. Broker non-votes effectively reduce the number of votes needed to approve the proposal. New York Stock Exchange rules permit brokers discretionary authority to vote on Proposal Number 1 and Proposal Number 2 at the Annual Meeting, if they do not receive instructions from the street name holder of the shares. As a result, if you do not vote shares that are held for you in street name, your broker has authority to vote on your behalf with regard to Proposal Number 1 and Proposal Number 2. We have a policy of confidential voting that applies to all stockholders, including our employee-stockholders; Broadridge Investor Communications Solutions will tabulate the votes received.

Q:   Where do I find the voting results of the meeting?

A:    We will publish the voting results in our Form 10-Q for the second quarter of fiscal 2008, which we will file with the SEC in January 2008. You can also go to our website at www.generalmills.com.

Q:   How do I submit a stockholder proposal?

A:    If you wish to submit a proposal for inclusion in our next proxy statement, we must receive the proposal on or before April 16, 2008. Please address your proposal to: Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

Under our By-laws, if you wish to nominate a director or bring other business before the stockholders at our 2008 Annual Meeting without including your proposal in our proxy statement:

•	You must notify the Corporate Secretary of General Mills in writing between May 27, 2008 and June 26, 2008; and
•	Your notice must contain the specific information required in our By-laws.

Please note that these two requirements relate only to matters you wish to bring before the stockholders at an annual meeting. They do not apply to proposals that you wish to have included in our proxy statement.

If you would like a copy of our By-laws, we will send you one without charge. Please write to the Corporate Secretary of General Mills at the address shown above.

SOLICITATION OF PROXIES

We pay for preparing, printing and mailing this Proxy Statement. We have engaged Georgeson Shareholder Communications Inc. to help us solicit proxies from stockholders for a fee of $15,000, plus reimbursement of out-of-pocket expenses. In addition to Georgeson, our directors, officers and regular employees may, without additional compensation, solicit proxies personally or by e-mail, telephone, fax or special letter. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to our beneficial owners.

DELIVERY AND VIEWING OF PROXY MATERIALS

Delivery of Proxy Materials.    SEC rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family. This rule benefits both you and us. We believe it eliminates irritating duplicate mailings that stockholders living at the same address receive, and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus and information statements.

Your household may have received a single set of proxy materials this year. If you would like to receive another copy of this year’s proxy materials, please write to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440, or call us at 800-245-5703. If you prefer to receive your own copy of proxy and other materials in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household would like to receive single rather than duplicate mailings in the future, please write to Broadridge Investor Communications Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or call 800-542-1061. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees offer stockholders the opportunity to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings from your broker to your household.

Viewing of Proxy Materials Via the Internet.    We are able to distribute our Annual Report and this Proxy Statement to our stockholders in a fast and efficient manner via the Internet. This reduces the amount of paper delivered to a stockholder’s address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the Internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the Internet or go directly to www.icsdelivery.com/gis to register your consent. Your election to view proxy materials online is perpetual unless you revoke it later. Future proxy cards will contain the Internet website address and instructions to view the materials. You will continue to have the option to vote your shares by mail, telephone or the Internet. Certain employee stockholders who have valid work e-mail addresses will not receive a proxy card in the mail but may vote by telephone or via the Internet.

ANNUAL REPORT

Our 2007 Annual Report to Stockholders, which includes our consolidated financial statements for the fiscal year ended May 27, 2007, was mailed to stockholders entitled to vote at the Annual Meeting. If you have not received the Annual Report, please call 800-245-5703, and a copy will be sent to you without charge. You may also request a free copy by writing to the Corporate Secretary, General Mills, Inc., P.O. Box 1113, Minneapolis, Minnesota 55440.

YOUR VOTE IS IMPORTANT!

Please vote by telephone or the Internet or sign and promptly return your proxy card in the enclosed envelope.

APPENDIX A

GENERAL MILLS, INC.

2007 STOCK COMPENSATION PLAN

1.	PURPOSE OF THE PLAN
The purpose of the General Mills, Inc. 2007 Stock Compensation Plan (the “Plan”) is to attract and retain able individuals by rewarding employees of General Mills, Inc., its subsidiaries and affiliates (defined as entities in which General Mills, Inc. has a significant equity or other interest) (collectively, the “Company”) and to align the interests of employees with those of the stockholders of the Company. The Company shall include any successors to General Mills, Inc. or any future parent corporations or similar entities.

2.	EFFECTIVE DATE AND DURATION OF PLAN
This Plan shall become effective as of September 24, 2007, subject to the approval of the stockholders of the Company at the Annual Meeting on September 24, 2007. Awards may be made under the Plan until December 31, 2009.

3.	ELIGIBLE PERSONS
Only persons who are employees of the Company shall be eligible to receive grants of Stock Options, Restricted Stock, Restricted Stock Units, and/or Stock Appreciation Rights (each defined below) and become “Participants” under the Plan. The Compensation Committee of the Company’s Board of Directors (the “Committee”) shall exercise the discretionary authority to determine from time to time the employees of the Company who are eligible to participate in this Plan.

4.	AWARD TYPES
(a)	Stock Option Awards. Under this Plan, the Committee may award Participants options (“Stock Options”) to purchase common stock ($.10 par value) of the Company (“Common Stock”). The grant of a Stock Option entitles the Participant to purchase shares of Common Stock at an “Exercise Price” established by the Committee which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and may exceed the Fair Market Value on the grant date, at the Committee’s discretion. “Fair Market Value” shall equal the closing price on the New York Stock Exchange of the Company’s Common Stock on the applicable date.

(b)	Restricted Stock Awards. The Committee may grant Participants, subject to certain restrictions, shares of Common Stock (“Restricted Stock”) or the right to receive shares of Common Stock or cash (“Restricted Stock Units”).

(c)	Stock Appreciation Rights. The Committee may also award Participants Stock Appreciation Rights. A Stock Appreciation Right is a right to receive, upon exercise of that right, an amount, which may be paid in cash, shares of Common Stock, or a combination thereof in the complete discretion of the Committee, equal to the difference between the Fair Market Value of one share of Common Stock as of the date of exercise and the Fair Market Value of one share of Common Stock on the date of grant.

Stock Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights are sometimes referred to as “Awards”. To the extent any Award is subject to section 409A of the Internal Revenue Code of 1986, as amended (“Code section 409A”), the terms and administration of such Award shall comply therewith and IRS guidance thereunder.

5.	COMMON STOCK SUBJECT TO THE PLAN
(a)	Maximum Shares Available for Delivery. Subject to Section 5(c), the maximum number of shares of Common Stock available for Awards to Participants under the Plan shall be 10,000,000. Stock

Options and Stock Appreciation Rights awarded shall reduce the number of shares available for Awards by one share for every one share granted; provided that Stock Appreciation Rights that may be settled only in cash shall not reduce the number of shares available for Awards. Awards of Restricted Stock and Restricted Stock Units settled in shares of Common Stock shall reduce the number of shares available for Award by one share for every one share awarded, up to 25 percent of the total number of shares available; beyond that, Restricted Stock and Restricted Stock Units settled in shares of Common Stock shall reduce the number of shares available for Award by five shares for every one share awarded. Restricted Stock Units that may be settled only in cash shall not reduce the number of shares available for Awards.

The Company will repurchase a number of shares of Common Stock in the public market at least equal to the number of shares of Common Stock issued under this Plan.

In addition, any Common Stock covered by a Stock Option or Stock Appreciation Right granted under the Plan which is forfeited prior to the end of the vesting period shall be deemed not to be granted for purposes of determining the maximum number of shares of Common Stock available for Awards under the Plan. In the event a Stock Appreciation Right is settled for cash, the number of shares deducted against the maximum number of shares provided in Section 5(a) shall be restored and again be available for Awards. However, if (i) any Stock Option or Stock Appreciation Right that is exercised through the delivery of Common Stock in satisfaction of the Exercise Price, and (ii) withholding tax requirements arising upon exercise of any Stock Option or Stock Appreciation Right are satisfied through the withholding of Common Stock otherwise deliverable in connection with such exercise, the full number of shares of Common Stock underlying any such Stock Option or Stock Appreciation Right, or portion thereof being so issued shall count against the maximum number of shares available for grants under the Plan.

Upon forfeiture or termination of Restricted Stock or Restricted Stock Units prior to vesting, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

(b)	Individual Share Limits. The number of shares of Common Stock subject to Stock Options and Stock Appreciation Rights or shares of Common Stock available for Restricted Stock or Restricted Stock Unit Awards granted under the Plan to any single Participant shall not exceed, in the aggregate, 1,000,000 shares and/or units per fiscal year. This per-Participant limit shall be construed and applied consistently with Code section 162(m) and the regulations thereunder.

(c)	Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding Awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding Awards; (iii) the number of shares credited to an account; (iv) the share limits imposed under the Plan; and if applicable; (v) the Exercise Price of outstanding Options and Stock Appreciation Rights provided that the number of shares of Common Stock subject to any Option or Stock Appreciation Right denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction. Notwithstanding anything in this paragraph to the contrary, an adjustment to an Option or Stock Appreciation Right under this paragraph shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Code section 409A.

(d)	Limits on Distribution. Distribution of shares of Common Stock or other amounts under the Plan shall be subject to the following:
(i)	Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(ii)	To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(e)	Stock Deposit Requirements and other Restrictions. The Committee, in its discretion, may require as a condition to the grant of Awards, the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such grant, if such deposit is not made or maintained during the required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option or Stock Appreciation Right shall be restricted in any manner.

(6)	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS TERMS AND TYPE
(a)	General. Stock Options granted under the Plan shall be Non-Qualified Stock Options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”). The term of any Stock Option and Stock Appreciation Right granted under the Plan shall be determined by the Committee, provided that said term shall not exceed 10 years and one month.

(b)	No Reload Rights. Neither Stock Options nor Stock Appreciation Rights granted under this Plan shall contain any provision entitling the optionee or right-holder to the automatic grant of additional options or rights in connection with any exercise of the original option or right.

(c)	No Repricing. Subject to Section 5(c), outstanding Stock Options and Stock Appreciation Rights granted under this Plan shall under no circumstances be repriced.

7.	GRANT, EXERCISE AND VESTING OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
(a)	Grant. Subject to the limits otherwise imposed by the terms of this Plan, the Committee has discretionary authority to determine the size of a Stock Option or Stock Appreciation Right Award, which may be tied to meeting performance-based requirements.

(b)	Exercise. Except as provided in Sections 11 and 12 (Change of Control and Termination of Employment), each Stock Option or Stock Appreciation Right may be exercised only in accordance with the terms and conditions of the Stock Option grant or Stock Appreciation Right and during the periods as may be established by the Committee. A Participant exercising a Stock Option or Stock Appreciation Right shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 4:30 P.M. CST/CDT on the day of exercise, which must be a business day at the executive offices of the Company.

(c)	Vesting. Stock Options and Stock Appreciation Rights shall not be exercisable unless vested. Subject to Sections 11 and 12 Stock Options and Stock Appreciation Rights shall be fully vested only after four years of the Participant’s continued employment with the Company following the date of the grant.

(d)	Payment of Exercise Price. The Exercise Price for Stock Options shall be paid to the Company at the time of such exercise, subject to any applicable rule or regulation adopted by the Committee:
(i)	in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

(ii)	through the tender of shares of Common Stock owned by the Participant (by either actual delivery or attestation);

(iii)	by a combination of (i) and (ii) above; or

(iv)	by authorizing a third party broker to sell a sufficient number of shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company such sales proceeds to pay the entire Exercise Price and any tax withholding resulting from the exercise.

For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

(8)	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
Restricted Stock and Restricted Stock Units may be awarded on either a discretionary or performance-based method.

(a)	Discretionary Awards. With respect to discretionary Awards of Restricted Stock and Restricted Stock Units, the Committee shall:
(i)	Select Participants to whom Awards will be made;

(ii)	Subject to the otherwise applicable Plan limits, determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded to a Participant;

(iii)	Determine the length of the restricted period, which shall be no less than four years;

(iv)	Determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units;

(v)	Determine whether Restricted Stock Unit Awards will be settled in shares of Common Stock or cash; and

(vi)	Determine any restrictions other than those set forth in this Section.

(b)	Performance-Based Awards. With respect to Awards of performance-based Restricted Stock and Restricted Stock Units, the intent is to grant such Awards so as to satisfy the requirements for “qualified performance-based compensation” under Code Section 162(m). Performance-based Awards are subject to the following:
(i)	The Committee has exclusive authority to determine which Participants may be awarded performance-based Restricted Stock and Restricted Stock Units and whether any Restricted Stock Unit Awards will be settled in shares of Common Stock, cash, or a combination thereof.

(ii)	In order for any Participant to be awarded Restricted Stock or Restricted Stock Units for a Performance Period (defined below), the net earnings from continuing operations excluding items identified and disclosed by the Company as non-recurring or special costs and after taxes (“Net Earnings”) of the Company for such Performance Period must be greater than zero.

(iii)	At the end of the Performance Period, if the Committee determines that the requirement of Section 8(b)(ii) has been met, each Participant eligible for a performance-based Award shall be deemed to have earned an Award equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its discretion to be appropriate. The Committee may base this determination of grant size on performance-based criteria. For purposes of computing the value of Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the date the Award is granted.

(iv)	In addition to the limitation on the number of shares of Common Stock available for Awards under section 5(b) hereof, in no event shall the total value of the performance-based Restricted Stock or Restricted Stock Unit Award granted to any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (such amount is the “Maximum Amount”).

(v)	The Committee shall determine the length of the restricted period which, subject to Sections 11 and 12, shall be no less than four years.

(vi)	“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.

Subject to the restrictions set forth in this Section, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

Each Participant who is awarded Restricted Stock Units that are settled in shares of Common Stock shall be eligible to receive, at the expiration of the applicable restricted period (or such later time as provided herein), one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to each such Participant that number of shares of Common Stock. Each Participant who is awarded Restricted Stock Units that are settled in cash shall receive an amount equal to the Fair Market Value of a share of Common Stock on the date the applicable restricted period ends, multiplied by the number of Units awarded. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants (if applicable); provided, however, that as of the first day of each quarter, during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company shall pay to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock.

The Committee may in its discretion permit a Participant to defer receipt of any Common Stock or cash issuable upon the lapse of any restriction of Restricted Stock or Restricted Stock Units, subject to such rules and procedures as it may establish. In particular, the Committee shall establish rules relating to such deferrals intended to comply with the requirements of Code section 409A, including without limitation, the time when a deferral election can be made, the period of the deferral, and the events that would result in payment of the deferred amount.

9.	TRANSFERABILITY OF AWARDS

Except as otherwise provided by rules of the Committee, no Stock Options or Stock Appreciation Right shall be transferable by a Participant otherwise than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution, and such Stock Options or Stock Appreciation Right shall be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative. Except as otherwise provided in Section 8, no shares of Restricted Stock and no Restricted Stock Units shall be sold, exchanged, transferred, pledged or otherwise disposed of during the restricted period.

10.	TAXES

The Company has the right to withhold amounts from Awards to satisfy tax obligations as it deems appropriate. Whenever the Company issues Common Stock under the Plan, unless it decides to satisfy the withholding obligations through additional withholding on salary or other wages, it may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state, local or foreign tax withholding requirements prior to the delivery of such Common Stock, or the Company may in its discretion withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements; provided however, except as otherwise provided by the Committee, that the total tax withholding where shares are used to satisfy such tax obligations shall not exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Federal, state and foreign tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

11.	CHANGE OF CONTROL
(a)	Each of the following (i) through (iv) constitutes a “Change of Control”:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of the Company where such acquisition causes such Person to own 20% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Voting Securities; or

(ii)	Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”); excluding however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Securities, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b)	If, within two years after a Change of Control a Participant experiences an involuntary separation from service initiated by the Company for reasons other than “cause” (for this purpose cause shall have the same meaning as that term has in Section 4.2(b)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers), or a separation from service for “good reason” actually entitling the employee to certain separation benefits under Section 4.2(a)(ii) of Plan B of the General Mills Separation Pay and Benefits Program for Officers, the following applies:

(i)	All of his or her outstanding Stock Options and Stock Appreciation Rights shall fully vest immediately and remain exercisable for the one-year period beginning on the date of his or her separation from service.

(ii)	All shares of Restricted Stock and Restricted Stock Units shall fully vest and be settled immediately (subject to a proper deferral election made with respect to the Award); provided, however, that any Section 409A Restricted Stock Units (not subject to a proper deferral election) shall be settled on the Participant’s separation from service (within the meaning of Code section 409A) or in the case of a Participant who is a “specified employee” (within the meaning of Code section 409A) on the first day of the seventh month following the month of the Participant’s separation from service.

(c)	If, pending a Change of Control, the Committee determines the Common Stock will cease to exist without an adequate replacement security that preserves Participants’ economic rights and positions, then, by action of the Committee, the following shall occur:

(i)	All Stock Options and Stock Appreciation Rights shall become exercisable immediately prior to the consummation of the Change of Control in such manner as is deemed fair and equitable by the Committee.

(ii)	The restrictions on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest immediately prior to consummation of the Change of Control.

(iii)	If the Change of Control constitutes a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Participants’ Restricted Stock Units shall be settled upon the Change of Control.

(iv)	If the Change of Control does not constitute a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Restricted Stock Units that are not Section 409A Restricted Stock Units and on which a deferral election was not made shall be settled upon the Change of Control. However, the Section 409A Restricted Stock Units, or Restricted Stock Units for which a proper deferral election was made, shall be settled in cash equal to the Fair Market Value of the Restricted Stock Units at the time of the Change of Control, plus interest at a rate of Prime plus 1% from the Change of Control to the date of payment, which shall be the time the original restriction period would have closed, or the date elected pursuant to the proper deferral election, as applicable.

(d)	With respect to any outstanding Awards as of the date of any Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights, the deposit requirement shall be terminated as of the date of the Change of Control.

12.	TERMINATION OF EMPLOYMENT
(a)	Resignation or Termination for Cause. If the Participant’s employment by the Company is terminated by either
(i)	the voluntary resignation of the Participant, or

(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s Code of Conduct, policies or practices,

then the Participant’s Stock Options and Stock Appreciation Rights shall terminate three months after such termination (but in no event beyond the original full term of the Stock Options or Stock Appreciation Rights) and no Stock Options or Stock Appreciation Rights shall become exercisable after such termination, and all shares of Restricted Stock and Restricted Stock Units which are subject to restriction on the date of termination shall be forfeited.

(b)	Other Termination. If the Participant’s employment by the Company terminates involuntarily at the initiation of the Company for any reason other than specified in Sections 11, 12 (a), (d) or (e), the following rules shall apply:
(i)	In the event that, at the time of such involuntary termination, the sum of the Participant’s age and years of service with the Company equals or exceeds 70, the Participant’s outstanding Stock Options and Stock Appreciation Rights shall continue to become exercisable according to the schedule established at the time of grant unless otherwise provided in the applicable Award agreement, the restriction on all shares of Restricted Stock shall lapse and Restricted Stock Units shall vest and be paid (or deferred, as appropriate) immediately. Stock Options and Stock Appreciation Rights shall remain exercisable for the remaining full term of such Awards.

(ii)	In the event that, at the time of such involuntary termination, the sum of the Participant’s age and years of service with the Company is less than 70, the Participant’s outstanding unexercisable Stock Options and Stock Appreciation Rights, and unvested Restricted Stock and Restricted Stock Units, shall become exercisable or vest and paid or deferred immediately, as the case may be, as of the date of termination, in a pro-rata amount based on the full months of employment completed during the full vesting period from the date of grant to the date of termination with such newly-vested Stock Options and Stock Appreciation Rights, and Stock Options and Stock Appreciation Rights exercisable on the date of termination, remaining exercisable for the lesser of one year from the date of termination and the original full term of the Stock Option and/or Stock Appreciation Right. All other Stock Options, Stock Appreciation Rights, shares of Restricted Stock and Restricted Stock Units shall be forfeited as of the date of termination. Provided, however, that if the Participant is an executive officer of the Company, the Participant’s outstanding Stock Options and Stock Appreciation Rights which, as of the date of termination are not yet exercisable, shall become exercisable effective as of the date of such termination and, with all outstanding Stock Options and Stock Appreciation Rights already exercisable on the date of termination, shall remain exercisable for the lesser of one year following the date of termination and the original full term of the Stock Option or Stock Appreciation Right, and all shares of Restricted Stock and Restricted Stock Units shall vest as of the date of termination and be paid or deferred immediately.

Notwithstanding the foregoing, any Section 409A Restricted Stock Units that vest under this Section 12(b) shall be paid on the Participant’s separation from service (within the meaning of Code section 409A), or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.

(c)	Death. If a Participant dies while employed by the Company, any Stock Option or Stock Appreciation Right previously granted under this Plan shall fully vest and become exercisable upon death and may be exercised by the person designated in such Participant’s last will and testament or, in the absence of such designation, by the Participant’s estate. Stock Options and Stock Appreciation Rights shall remain exercisable for the remaining full term of such Awards.

A Participant who dies while employed by the Company during any applicable restricted period, shall fully vest in such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death. Such shares or cash shall be paid as of the first day of the month following death.

(d)	Retirement. The Committee shall determine, at the time of grant, the treatment of Awards upon the retirement of the Participant. Unless other terms are specified in the original Award, if the termination of employment is due to a Participant’s retirement on or after age 55 and completion of five years of eligibility service under the General Mills Pension Plan, the Participant may exercise a Stock Option or Stock Appreciation Right pursuant to the original terms and conditions of such Awards, and shall fully vest in, and be paid or have deferred, all shares of Restricted Stock or shares or cash attributable to Restricted Stock Units effective as of the date of employment termination as a retiree. However, the Restricted Stock Units without a proper deferral election that vest under this Section 12(d) shall be payable on the Participant’s separation from service (within the meaning of Code section 409A) or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.

A Restricted Stock Unit that could vest upon retirement under this Section 12(d) at any time within the Award’s restricted period shall be referred to as a “Section 409A Restricted Stock Unit”.

Notwithstanding the above, the terms of this Section 12(d) shall not apply to a Participant who, prior to a Change of Control, is terminated for cause as described in Section 12(a)(ii); said Participant shall be treated as provided in Section 12(a).

(e)	Spin-offs. If the termination of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the vesting treatment of all outstanding Awards under the Plan.

13.	ADMINISTRATION OF THE PLAN
(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section.

(b)	Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more outside, disinterested members of the Board who, in the judgment of the Board, are qualified to administer the Plan as contemplated by Rule 16b-3 of the Securities and Exchange Act of 1934 (or

any successor rule), Code section 162(m) and the regulations thereunder (or any successors thereto), and any rules and regulations of a stock exchange on which Common Stock is traded.

(c)	Powers of Committee. The authority to manage and control the operations and administration of the Plan shall be vested in the Committee, subject to the following:
(i)	Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 14) to cancel or suspend Awards. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(ii)	The Committee will have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

(iii)	The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding.

(d)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

14.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, where required, the Committee may at any time terminate, amend, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders which would:
(a)	except as provided in Section 5(c), materially increase the number of shares which may be issued under the Plan;

(b)	permit granting of Stock Options or Stock Appreciation Rights at less than Fair Market Value;

(c)	except as provided in Section 5(c), permit the repricing of outstanding Stock Options or Stock Appreciation Rights; or

(d)	amend the maximum shares set forth in Section 5(b) which may be granted to any single Participant.

No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Award, in any material respect, without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.

15.	FOREIGN JURISDICTIONS The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

16.	NON-ALIENATION OF RIGHTS AND BENEFITS.

Subject to Section 9 and the rights of the Company established under the Plan’s terms, no right or benefit under the Plan shall be subject to alienation, sale, assignment, pledge, or encumbrance and any attempt to do so shall be void. No right or benefit under the Plan be subject to the debts, contracts, liabilities or torts of the person entitled to such rights or benefits.

17.	LIMITATION OF LIABILITY OR OBLIGATION OF THE COMPANY. Nothing in the Plan shall be construed
(a)	to give any employee of the Company any right to be granted any Award other than at the sole discretion of the Committee;

(b)	to give any Participant any rights whatsoever with respect to shares of Common Stock except as specifically provided in the Plan;

(c)	to limit in any way the right of the Company or any Subsidiary to terminate, change or modify, with or without cause, the employment of any Participant at any time; or

(d)	to be evidence of any agreement or understanding, express or implied, that the Company or any Subsidiary will employ any Participant in any particular position at any particular rate of compensation or for any particular period of time.

Payments and other benefits received by a Participant under an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or any Subsidiary, unless expressly so provided by such other plan, contract or arrangement.

18.	NO LOANS The Company shall not lend money to any Participant to finance a transaction under this Plan.

19.	NOTICES All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

Attention: Corporate Compensation
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, MN 55426

20.	RECOGNITION AWARDS

Notwithstanding any other provision of the Plan to the contrary, the Committee is given the discretionary authority to award up to a total of 10,000 unrestricted shares of Common Stock during each calendar year to selected employees as a bonus or reward (“Recognition Awards”). Under this paragraph no employee shall receive over 100 shares of Common Stock as Recognition Awards over the duration of the Plan’s term.

P.O. BOX 1113 MINNEAPOLIS, MN 55440

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until noon Eastern Daylight Time on Sunday, September 23, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by General Mills, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. You may also register your consent by going to www.icsdelivery.com/gis.

VOTE BY PHONE - 1-800-690-6903 (from the U.S. and Canada)

Use any touch-tone telephone to transmit your voting instructions until noon Eastern Daylight Time on Sunday, September 23, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to General Mills, Inc., c/o Broadridge Investor Communications Solutions, 51 Mercedes Way, Edgewood, NY 11717.

IF YOU VOTE BY PHONE OR INTERNET,
PLEASE DO NOT MAIL YOUR PROXY CARD

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	GMILL1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GENERAL MILLS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

Vote on Directors

1.	Election of Directors:	For	Against	Abstain			For	Against	Abstain

1a)	Paul Danos	☐	☐	☐	1j)	Robert L. Ryan	☐	☐	☐

1b)	William T. Esrey	☐	☐	☐	1k)	Stephen W. Sanger	☐	☐	☐

1c)	Raymond V. Gilmartin	☐	☐	☐	1l)	A. Michael Spence	☐	☐	☐

1d)	Judith Richards Hope	☐	☐	☐	1m)	Dorothy A. Terrell	☐	☐	☐

1e)	Heidi G. Miller	☐	☐	☐	Vote on Proposals

1f)	Hilda Ochoa-Brillembourg	☐	☐	☐	2.	Ratify the appointment of KPMG LLP as General Mills' independent registered public accounting firm.	☐	☐	☐

1g)	Steve Odland	☐	☐	☐
					3.	Adopt the 2007 Stock Compensation Plan.	☐	☐	☐
1h)	Kendall J. Powell	☐	☐	☐

1i)	Michael D. Rose	☐	☐	☐

MATERIALS ELECTION
For address changes and/or comments, please check this box and write them on the back where indicated				☐

As of July 1, 2007, SEC rules permit companies to send you a Notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.

			Yes	No			☐
Please indicate if you plan to attend the meeting.			☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS

Monday, September 24, 2007

11:00 a.m. (Central Daylight Time)

Children's Theatre Company

2400 Third Avenue South

Minneapolis, Minnesota

GENERAL MILLS, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS	PROXY 2007

I appoint Stephen W. Sanger and Kendall J. Powell, together and separately, as proxies to vote all shares of common stock that I have power to vote at the annual meeting of stockholders to be held on September 24, 2007 in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and they may name others to take their place. In the event of unforeseen circumstances such as the death or disability of a director nominee, the Board may substitute another person for that nominee. The proxies will vote these shares for that other person unless you instruct us otherwise.

This proxy will be voted as directed. If no direction is made, it will be voted "FOR" Proposals 1, 2 and 3.

PLEASE SIGN on the reverse side exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (continued, and to be signed and dated on reverse side)